Exhibit 10.1

CREDIT AGREEMENT
dated as of January 28, 2019

among

ON DECK CAPITAL, INC.,
as Company

VARIOUS LENDERS,

and

SUNTRUST BANK,
as Administrative Agent and Collateral Agent

________________________________________________________

$85,000,000 Credit Facility
________________________________________________________

SUNTRUST BANK AND SILICON VALLEY BANK, AS JOINT LEAD ARRANGERS

i

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND INTERPRETATION	1
1.1	Definitions	1
1.2	Accounting Terms	52
1.3	Interpretation, etc.	53
1.4	Testing; Calculations.	53

SECTION 2.	LOANS	54
2.1	Revolving Loans	54
2.2	Pro Rata Shares	55
2.3	Use of Proceeds	55
2.4	Evidence of Debt; Register; Lenders’ Books and Records; Notes	55
2.5	Interest on Loans	56
2.6	Payout Period	57
2.7	Fees.	57
2.8	Repayment on or Before Maturity Date	57
2.9	Voluntary Commitment Reductions	57
2.10	Borrowing Base Deficiency	58
2.11	Application of Proceeds	58
2.12	General Provisions Regarding Payments	58
2.13	Ratable Sharing	59
2.14	Increased Costs; Capital Adequacy	59
2.15	Taxes; Withholding, etc	61
2.16	Obligation to Mitigate	64
2.17	Defaulting Lenders	64
2.18	Removal or Replacement of a Lender	65
2.19	Intention of Parties	66
2.20	Increase Option.	66

SECTION 3.	CONDITIONS PRECEDENT	67
3.1	Closing Date	68
3.2	Conditions to Each Credit Extension	70

SECTION 4.	REPRESENTATIONS AND WARRANTIES	70
4.1	Organization; Powers; Subsidiaries	71
4.2	Due Authorization; Enforceability	71
4.3	No Conflict	71
4.4	Governmental Consents	72
4.5	Historical Financial Statements	72
4.6	No Material Adverse Effect.	72
4.7	Litigation.	72
4.8	Payment of Taxes	72
4.9	Title to Assets.	72
4.10	Governmental Regulation.	73

4.11	Margin Stock.	73
4.12	Employee Benefit Plans.	73
4.13	Solvency.	73
4.14	Compliance with Statutes, etc.	73
4.15	Disclosure	73
4.16	Patriot Act	74
4.17	Beneficial Ownership	74

SECTION 5.	AFFIRMATIVE COVENANTS	74
5.1	Financial Statements and Other Reports.	74
5.2	Existence	77
5.3	Payment of Taxes	77
5.4	Insurance	77
5.5	Inspections; Compliance Audits.	77
5.6	Compliance with Laws	78
5.7	Further Assurances	78
5.8	Collections	79

SECTION 6.	NEGATIVE COVENANTS	80
6.1	Indebtedness	80
6.2	Liens	80
6.3	Payments, Etc. of Subordinated Indebtedness	80
6.4	No Further Negative Pledges	80
6.5	Restricted Junior Payments	81
6.6	Investments	83
6.7	Fundamental Changes; Disposition of Assets	86
6.8	Transactions with Affiliates	86
6.9	Conduct of Business	88
6.10	Fiscal Year	88
6.11	Changes in Underwriting or Other Policies	88

SECTION 7.	EVENTS OF DEFAULT	89
7.1	Events of Default	89

SECTION 8.	AGENTS	92
8.1	Appointment of Agents	92
8.2	Powers and Duties	92
8.3	General Immunity	92
8.4	Agents Entitled to Act as Lender	93
8.5	Lenders’ Representations, Warranties and Acknowledgment	94
8.6	Right to Indemnity	94
8.7	Successor Administrative Agent and Collateral Agent	94
8.8	Collateral Documents	96

SECTION 9.	MISCELLANEOUS	97
9.1	Notices	97
9.2	Expenses.	97
9.3	Indemnity.	98
9.4	Amendments and Waivers	98
9.5	Successors and Assigns; Participations	100
9.6	Independence of Covenants	104
9.7	Survival of Representations, Warranties and Agreements	104
9.8	No Waiver; Remedies Cumulative	104
9.9	Marshalling; Payments Set Aside	104
9.10	Severability	105
9.11	Obligations Several; Actions in Concert	105
9.12	Headings	105
9.13	APPLICABLE LAW	105
9.14	CONSENT TO JURISDICTION	105
9.15	WAIVER OF JURY TRIAL	106
9.16	Confidentiality	107
9.17	Usury Savings Clause	108
9.18	Counterparts	108
9.19	Effectiveness	108
9.20	Patriot Act	108

APPENDICES:    A        Revolving Commitments
B        Notice Addresses
C        Eligibility Criteria
D        Excess Concentration Amounts
E        Asset Performance Payout Event
F        Specified Guarantors

SCHEDULES:    1.1        Financial Covenants
1.2        Eligible SPVs as of the Closing Date
4.1        Names; Subsidiaries
5.7        Real Property
5.7(b)(iv)    Mortgage Requirements
6.1        Existing Indebtedness and Certain Permitted Indebtedness
6.2        Existing Liens
6.6        Existing Investments
6.8        Existing Transactions with Affiliates

EXHIBITS:        A‑1        Form of Funding Notice
B        Form of Revolving Loan Note
C-1        Form of Compliance Certificate
C-2        Form of Borrowing Base Certificate
D        Form of Assignment Agreement
E        Form of Certificate Regarding Non-Bank Status
F‑1        Form of Closing Date Certificate
F‑2        Form of Solvency Certificate

CREDIT AGREEMENT
This CREDIT AGREEMENT, dated as of January 28, 2019, is entered into by and among ON DECK CAPITAL, INC., a Delaware corporation (“Company”), the Lenders party hereto from time to time and SUNTRUST BANK, as Administrative Agent for the Revolving Lenders (in such capacity, “Administrative Agent”) and as Collateral Agent for the Secured Parties (in such capacity, “Collateral Agent”).
RECITALS:
WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, the Revolving Lenders have agreed to extend revolving credit facilities to Company consisting of up to $85,000,000 aggregate principal amount of Revolving Commitments, the proceeds of which will be used (i) to acquire and/or dispose of Eligible Receivables and refinance existing Indebtedness, (ii) for working capital purposes, for investments permitted hereunder, for capital expenditures and for other general business purposes not prohibited hereunder, and (iii) to pay Transaction Costs related to the foregoing; and
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.DEFINITIONS AND INTERPRETATION
1.1    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“ACH Agreement” means the authorization agreement executed by each Receivables Obligor in favor of the Company pursuant to the Company’s automatic payment plan, governing the Receivables Obligor’s business banking account, regarding the direct deposit of each disbursement into an account of the Company and the direct debit regarding repayment of the applicable Receivable.
“ACH Receivable” means each Receivable with respect to which the underlying Receivables Obligor has entered into an ACH Agreement.
“Acquired Business” means each Person, property, business or assets acquired by the Company or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Company or such Subsidiary.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person (other than a Person that is a Subsidiary or becomes a Subsidiary upon the formation thereof), or (c) a merger, amalgamation or consolidation or any other combination with another Person (other than a Person that is a Subsidiary or becomes a Subsidiary upon the formation thereof).
“Adjusted EPOB” means, as of any date of determination, the excess of (a) the Eligible Portfolio Outstanding Principal Balance as of such date over (b) the aggregate Excess Concentration Amounts as of such date.
“Administrative Agent” as defined in the preamble hereto.
“Affected Party” means any Lender, SunTrust Bank, in its individual capacity and in its capacity as Administrative Agent, and, with respect to each of the foregoing, the parent company or holding company that controls such Person.
“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and “controlled” and “controlling” have meanings correlative to the foregoing.
“Agent” means each of the Administrative Agent and the Collateral Agent.
“Aggregate Amounts Due” as defined in Section 2.13.
“Agreement” means this Credit Agreement, dated as of January 28, 2019, as it may be amended, supplemented or otherwise modified from time to time.
“Applicable Margin” means with respect to the Revolving Lenders, the “Applicable Margin” described in the Fee Letter between Company and the Revolving Lenders.
“Approved Fund” means any Person that, in the ordinary course of its business, is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit that generally have an original par amount in excess of $10,000,000 and that is administered or managed by an entity that is not included in the list of entities set forth in clause (b) of the definition of Direct Competitor or any Affiliate thereof.
“Asset Performance Payout Event (Level 1)” has the meaning set forth on Appendix E.
“Asset Performance Payout Event (Level 2)” has the meaning set forth on Appendix E.
“Asset Performance Payout Event” means any Asset Performance Payout Event (Level 1) or Asset Performance Payout Event (Level 2).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.
“Augmenting Lender” as defined in Section 2.20.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, general counsel, treasurer, corporate secretary or controller (or, in each case, the equivalent thereof).
“Automatic LOC Payment Modification” means with respect to any LOC Receivable, upon the occurrence of each Subsequent LOC Advance relating to such LOC Receivable, that the payment obligations of the Receivable Obligor under such LOC Receivable are automatically reset and restructured together with all other advances made under the related OnDeck LOC (based on the aggregate outstanding principal balance of all such advances) so that, with respect to all such advances, from and after the date of the last such Subsequent LOC Advance, a single periodic payment amount with respect to the Combined LOC OPB is owed each week over the course of the applicable amortization period.
“Average Historical Excess Availability” means, at any date, the average daily Excess Availability for the last Fiscal Quarter period immediately preceding such date.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Base Rate” means, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Prime Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day), (b) the Federal Funds Effective Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 0.50%, and (c) the LIBO Rate for such day plus 1.00%.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrowing Base” means, as of any day, an amount equal to the lesser of:
(a)    the sum of (i) the Eligible Receivables Borrowing Base (ii) the Eligible Cash Borrowing Base, and (iii) the Eligible SPV Residual Borrowing Base; and
(b)    the Revolving Commitments on such day.
With respect to any calculation of the Borrowing Base with respect to any Credit Date solely for the purpose of determining Revolving Availability for a requested Revolving Loan, the Borrowing Base will be calculated on a pro forma basis. With respect to any calculation of the

Borrowing Base for any other purpose, the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent with such adjustments as the Administrative Agent identifies pursuant to Section 5.1(e).
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C-2, executed by an Authorized Officer of Company and delivered to Administrative Agent, which sets forth the calculation of the Borrowing Base, including a calculation of each component thereof.
“Borrowing Base Deficiency” means, as of any day, the amount, if any, by which the Total Utilization of Revolving Commitments exceeds the Borrowing Base.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by law or other governmental action to close; provided that, when used in connection with any interest rate setting as to a Loan determined by reference to the LIBO Rate, the term “Business Day” means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“Cash” means money, currency or a credit balance in any demand, securities account or deposit account; provided, however, that notwithstanding anything to the contrary contained herein, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Company and its Subsidiaries.
“Cash Equivalents” means, as of any day, (a) marketable securities or other obligations (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or any agency or instrumentality thereof or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within one year after such day; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such day and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c)

commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such day and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has assets of not less than $2,500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s; (f) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC); (g) instruments owned by the Company or any Subsidiary of the Company that is not organized or formed in the United States or a state or territory thereof, that in either case are (i) comparable in credit quality and tenor to those referred to in clauses (a) through (f) above, (ii) customarily used by corporations for normal cash management purposes in a jurisdiction outside of the United States, and (iii) reasonably required in connection with any business conducted by the Company or any such Subsidiary in such jurisdiction; (h) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government, or (i) such other investments permitted by the Administrative Agent in its sole discretion.
“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit E.
“Change of Control” means, at any time: (a) any “person” or “group” of related persons (as such terms are given meaning in the Exchange Act and the rules of the SEC thereunder) is or becomes the owner, beneficially or of record, directly or indirectly, of more than 35% (on a fully diluted basis) of the economic and voting interests (including the right to elect directors or similar representatives) in the Capital Stock of the Company; (b) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is given meaning in the Exchange Act and the rules of the SEC thereunder); or (c) at any time during any consecutive two-year period after the Closing Date, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election or appointment by the board of directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election, appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office.
“Charged-Off Receivable” means, with respect to any date of determination, a Receivable which (i) is a Receivable which, in each case, consistent with the Underwriting Policies, has or should have been written off the Company’s (or its Subsidiary, as applicable) books as uncollectable or (ii) has a Missed Payment Factor of (x) with respect to Daily Pay Receivables, sixty (60) or higher or (y) with respect to Weekly Pay Receivables, twelve (12) or higher.

“Chattel Paper” means any “chattel paper”, as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by the Company.
“Closing Date” means the date of this Agreement.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F‑1.
“Collateral” means all the “Collateral” and “Pledged Collateral” as defined in any Collateral Document and all Mortgaged Properties (or any equivalent term).
“Collateral Agent” as defined in the preamble hereto, and any successors or assigns thereto.
“Collateral Documents” means the Security Agreement, the Control Agreements, the Mortgages, if any, and all other instruments, documents and agreements delivered by, or on behalf or at the request of, Company pursuant to this Agreement or any of the other Credit Documents, as the case may be, in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of Company as security for the Obligations or to protect or preserve the interests of Collateral Agent or the Secured Parties therein.
“Collections” means any and all cash collections and other cash proceeds of Receivables (whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment), including, without limitation, all prepayments, all overdue payments, all prepayment penalties and early termination penalties, all finance charges, if any, all amounts collected as interest, fees (including, without limitation, any servicing fees, any origination fees, any loan guaranty fees and, any platform fees), or charges for late payments with respect to such Receivables, all recoveries with respect to each Charged-Off Receivable (net of amounts, if any, retained by any third party collection agent), all investment proceeds and other investment earnings (net of losses and investment expenses) on Collections, all proceeds of any sale, transfer or other disposition of any Receivable by Company and all deposits, payments or recoveries made in respect of any Receivable, or received by Company in respect of a Receivable, and all payments representing a disposition of any Receivable.
“Combined LOC OPB” means, as of any date with respect to each LOC Receivable, the aggregate unpaid principal balance of such LOC Receivable and all other LOC Receivables representing an advance under the related OnDeck LOC as set forth on the Company’s books and records as of the close of business on the immediately preceding Business Day (it being understood and agreed that the Company shall reflect all such LOC Receivables on its books and records as only one aggregate Receivable owed by the applicable Receivables Obligor).
“Company” as defined in the preamble hereto.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C-1.

“Compliance Review” as defined in Section 5.5(a).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Liquidity” means, as of any day, an amount determined for the Company and its Subsidiaries, on a consolidated basis, equal to the sum of (i) unrestricted Cash and Cash Equivalents of the Company and its Subsidiaries, as of such day, (ii) the Revolving Availability as of such day and (iii) the aggregate amount of all unused and available credit commitments under any credit facilities of the Company and its Subsidiaries, as of such day; provided, that, as of such day, all of the conditions to funding such amounts under clause (ii) and (iii), as the case may be, have been fully satisfied (other than delivery of prior notice of funding and pre-funding notices, opinions and certificates that are reasonably capable of delivery as of such day) and no lender under such credit facilities shall have refused to make a loan or other advance thereunder at any time after a request for a loan was made thereunder.
“Consolidated Net Income” means, for any period, the greater of (x) $0, and (y) (i) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) the income (or loss) of any Person (other than a wholly owned Subsidiary of Company in which the Company or any of its Subsidiaries has a joint interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, plus (c) any gains or losses attributable to Dispositions or returned surplus assets of any Pension Plan, plus (d) (to the extent not included in clauses (a) through (c) above) any net extraordinary gains or net extraordinary losses.
“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness for borrowed money, Capital Leases and purchase money Indebtedness described in clauses (i), (ii), (iii) and (vi) (to the extent such letters of credit have been drawn and have not been reimbursed within three Business Days (except to the extent reimbursed with debt for borrowed money)) of the definition of “Indebtedness” of the Company or any of its Subsidiaries.
“Contingent Acquisition Consideration” means any contingent obligation of a Loan Party incurred or created in connection with a Permitted Acquisition or other Investment, including, without limitation, any earn-out or similar obligation (excluding escrow arrangements and working capital and other similar purchase price adjustments).

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its material properties is bound or to which it or any of its material properties is subject, except, in any case, for this Agreement.
“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Company or Guarantor maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to the Collateral Agent for the benefit of the Secured Parties.
“Controlled Account” means the Operating Account and any other Deposit Account or Securities Account (as defined in the UCC) that are subject to a Control Agreement in favor of the Collateral Agent as set forth on the list provided to the Administrative Agent prior to the Closing Date, as such list may be updated by Company from time to time.
“Convertible Indebtedness” means any Indebtedness of the Company that (a) is convertible to equity, including convertible preferred stock, (b) requires no payment of principal thereof or interest thereon and (c) is fully subordinated to all Indebtedness for borrowed money of the Company, as to right and time of payment and as to any other rights and remedies thereunder, including, an agreement on the part of the holders of such Indebtedness that the maturity of such Indebtedness cannot be accelerated prior to the maturity date of such Indebtedness for borrowed money.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means any of this Agreement, the Revolving Loan Notes, if any, the Collateral Documents, any Joinder Agreement, if any, and all other documents, instruments or agreements executed and delivered by Company for the benefit of any Agent or any Lender in connection herewith.
“Credit Extension” means the making of a Revolving Loan.
“Daily Pay Receivable” means any Receivable for which a Payment is generally due on every Business Day.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Default Amount” means, for any Charged-Off Receivable, the Outstanding Principal Balance for such Receivable on the day it became a Charged-Off Receivable, less, any Collections received on such Charged-Off Receivable from and after the date on which such Receivable became a Charged-Off Receivable.
“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Revolving Loans of such Defaulting Lender.
“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, and ending on the earliest of the following dates: (i) the date on which all Revolving Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any payments of the Revolving Loans in accordance with the terms of this Agreement), and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
“Defaulted Loan” as defined in Section 2.17.
“Defaulting Lender” as defined in Section 2.17.
“Delinquent Receivable” means, as of any date of determination, any Receivable with a Missed Payment Factor of one (1) or higher as of such date.
“Deposit Account” means a “deposit account” (as defined in the UCC), including a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or any Guarantor in connection with a Disposition made pursuant to clause (xii) of the definition of “Permitted Asset Sale” that is designated as “Designated Non-Cash Consideration” on the date received pursuant to written notice from a Responsible Officer of the Company setting forth the basis of such fair market value (with the amount of Designated Non-Cash Consideration in respect of any Disposition being reduced pursuant to clause (xii) of the definition of “Permitted Asset Sale” to the extent the Company or any Subsidiary converts the same to cash or Cash Equivalents following the closing of the applicable Disposition).

“Designated Officer” means, with respect to Company, any Person with the title of Chief Executive Officer, Chief Financial Officer or Chief Legal Officer.
“Determination Date” means the last day of each Monthly Period.
“Direct Competitor” means (a) any Person engaged in the same or similar line of business as the Company, (b) any Person that is a direct competitor of the Company or any Subsidiary of the Company and is identified as such by the Company to the Administrative Agent prior to the Closing Date (as such list is updated by the Company from time to time, and acknowledged in writing by the Administrative Agent (such acknowledgment not to be unreasonably withheld)), or (c) any Affiliate of any such Person; provided that, any Person (other than any Person listed in clause (b) and their Affiliates) that either (i) both (A) has a market capitalization equal to or greater than $5 billion and (B) that is in the business of investing in commercial loans that generally have an original par amount in excess of $10,000,000 or (ii) that is an Approved Fund, shall in either case not be deemed a “Direct Competitor” hereunder.
“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings, but excluding, licenses, sublicenses, leases and subleases entered into in the ordinary course of business, or consistent with past practice, or that are customarily entered into by companies in the same or similar lines of business.
“Dollars” and the sign “$” mean the lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State or territory thereof or the District of Columbia.
“E-Sign Receivable” means any Receivable for which the signature or record of agreement of the Receivables Obligor is obtained through the use and capture of electronic signatures, click-through consents or other electronically recorded assents.
“Early Renewal Receivable” means any Receivable which was originated as part of a refinancing or renewal of a Receivable of the same Receivables Obligor where, at the time of such refinancing or renewal, such Receivables Obligor was not within two (2) scheduled Payments of having paid at least 45% of all of the Payments due and payable at the time of origination under such existing Receivable.
“Eligible Assignee” means (i) any Lender or any Lender Affiliate (other than a natural person), and (ii) any other Person (other than a natural Person) approved by (A) Company, so long as no Event of Default has occurred and is continuing, and (B) Administrative Agent (each such approval not to be unreasonably withheld); provided, that (y) neither the Company nor any Affiliate of the Company shall, in any event, be an Eligible Assignee, and (z) no Direct Competitor shall be an Eligible Assignee.
“Eligible Cash Advance Rate” means 100%.

“Eligible Cash Amount” means, as of any day, the aggregate amount of Cash and fair market value of all Cash Equivalents denominated in U.S. Dollars of the Company and any Guarantor in each case on deposit in a Controlled Account.
“Eligible Cash Borrowing Base” means an amount equal to the product of (i) the Eligible Cash Advance Rate times (ii) the Eligible Cash Amount.
“Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Company or any of its Subsidiaries, any business that is the same, similar, ancillary, incidental, or reasonably related to the business in which the Company or any of its Subsidiaries and any other business engaged by the Company or any of its Subsidiaries after the date hereof that is permitted by Section 6.9.
“Eligible Portfolio Outstanding Principal Balance” means, as of any date of determination, the sum of the Outstanding Principal Balance for all Eligible Receivables as of such date.
“Eligible Product” means the following Receivable product type: On Deck Core Loans, Select Receivables and LOC Receivables.
“Eligible Receivable” means a Receivable with respect to which the Eligibility Criteria are satisfied as of the applicable date of determination.
“Eligible Receivable Advance Rate” means a percentage equal to either (i) 75.0% for Eligible Receivables that (a) have been owned by the Company or a Guarantor for more than 45 days and (b) have an Original Principal Balance greater than $250,000 or an Original Term expressed in months, greater than 24 months; or (ii) 85.0% for all other Eligible Receivables.
“Eligible Receivables Borrowing Base” means an amount equal to the product of (a) the Weighted Average Eligible Receivable Advance Rate times (b) the Adjusted EPOB at such time.
“Eligible Receivables Obligor” means a Receivables Obligor that satisfies the criteria specified in Appendix C hereto under the definition of “Eligible Receivables Obligor”, subject to any changes agreed to by the Requisite Lenders and Company from time to time after the Closing Date.
“Eligible SPV” means (i) each Subsidiary listed on Schedule 1.2 for so long as such Subsidiaries meet the criteria set forth in the subclauses (other than subclause (e)) set forth in clause (ii) of this definition, and (ii) any other special purpose Domestic Subsidiary of the Company that (a) is a borrower under secured Indebtedness incurred from time to time to finance a portfolio of Receivables originated by the Company or the Receivables Account Bank, (b) is not subject to a breach or default if the effect of such breach or default is to cause, or to permit the holders of the secured Indebtedness to cause that secured Indebtedness to become or be declared due and payable prior to its stated maturity, in each case beyond the applicable grace period, (c) is not in a state of early or rapid amortization or acceleration of any Indebtedness, (d) in connection with secured

Indebtedness, the Company has not been removed from its capacity as “servicer” and replaced with a third-party successor servicer, (e) with respect to any special purpose Domestic Subsidiary of the Company not in existence as of the Closing Date, the Administrative Agent has approved the designation of such special purpose Subsidiary as an Eligible SPV, with such approval not to be unreasonably withheld, delayed or conditioned and (f) the inclusion of which as Collateral would not result in a violation of any applicable regulatory risk retention requirements. Any Subsidiary set forth in the foregoing clause (i) or (ii) shall only be an Eligible SPV for so long as the pledge of such Subsidiary’s Capital Stock to the Collateral Agent is perfected and such pledge is not prohibited by any applicable Requirement of Law or such Person’s organizational documents or other contractual obligations and such pledge does not require any third-party consent that has not been obtained.
“Eligible SPV Residual Advance Rate” means, as of any date of determination, 40.0%.
“Eligible SPV Residual Amount” means, as of any day, the difference of (a) the sum of (1) the aggregate outstanding principal balance of eligible Receivables (as determined in accordance with each Eligible SPV loan agreement (however styled)) owned by Eligible SPVs and (2) the aggregate amount of Cash and Cash Equivalents held by the Eligible SPVs; minus (b) the sum of (1) the aggregate outstanding Indebtedness owed by Eligible SPVs and (2) the aggregate amount of the accrued and unpaid interest, fees and other expenses, in each case owed by Eligible SPVs on the next scheduled payment date pursuant to the applicable Eligible SPV loan agreement (however styled).
“Eligible SPV Residual Borrowing Base” means, as of any day, an amount equal to (x) the lesser of (i)(a) the Eligible SPV Residual Amount multiplied by (b) the Eligible SPV Residual Advance Rate and (ii) (a) the Eligible SPV Residual Cap multiplied by (b) a ratio, the numerator of which is the sum of (i) the Eligible Receivables Borrowing Base and (ii) the Eligible Cash Borrowing Base, and the denominator of which is 0.75, minus (y) the amount of any Permitted Guarantees that are permitted pursuant to clause (i) of the definition of “Permitted Guarantee”.
“Eligible SPV Residual Cap” means twenty-five percent (25%).
“Eligibility Criteria” means the criteria specified in Appendix C hereto under the definition of “Eligibility Criteria”, subject to any changes agreed to by the Requisite Lenders and Company from time to time after the Closing Date.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, and any successor statute.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal

Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period, but only to the extent that such Person could be liable under the Internal Revenue Code or ERISA as a result of its relationship with such former ERISA Affiliate.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) with respect to Code Section 430 or ERISA Section 303 only, the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the PBGC termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (viii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.
“Event of Default” means each of the events set forth in Section 7.1.
“Excess Availability” means the excess of (a) the sum of all aggregate Revolving Commitments at such time over (b) the sum of all Revolving Exposure at such time.

“Excess Concentration Amounts” means the amounts set forth on Appendix D hereto.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Account” means all Deposit Accounts other than a Controlled Account.
“Excluded Capital Stock” means (i) any Capital Stock of any Foreign Subsidiary or Foreign Holding Company, (ii) any Capital Stock if, to the extent and for so long as the pledge of such Capital Stock is prohibited by any applicable Requirement of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable Requirements of Law); provided that such Capital Stock shall cease to be Excluded Capital Stock at such time as such prohibition ceases to be in effect, (iii) any Capital Stock issued by any Person other than wholly-owned Subsidiaries of the Company, to the extent and for so long as the pledge of such Capital Stock hereunder is prohibited by such Person’s organizational or joint venture documents or would require third-party consent (other than any required consent of a Loan Party); provided, that such Capital Stock shall cease to be Excluded Capital Stock at such time as such prohibition ceases to be in effect, (iv) any Capital Stock issued by any Specified Disposition Vehicle or Specified Guarantor after the Company delivers any notice described in the proviso of the definition of “Specified Guarantor”, or not-for-profit Subsidiaries, and (v) any Capital Stock to the extent that, and for so long as, the Collateral Agent and the Company shall have reasonably determined that the cost (including any material adverse tax consequences to the Company and its Subsidiaries) of pledging such Capital Stock being excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided, however, Capital Stock issued by a SPV that was an Eligible SPV at the time such Capital Stock was pledged to the Collateral Agent shall not constitute “Excluded Capital Stock” hereunder unless released by the Collateral Agent in accordance with the terms of this Agreement and the Security Agreement; provided, further, that for the avoidance of any doubt the Company shall be prohibited from pledging any Excluded Capital Stock described in clauses (ii), (iii) and (v) of this definition to any Person other than the Collateral Agent.
“Excluded Collateral” means (i) any permit, lease, license (including intellectual property licenses, government licenses, state and local franchises, charters or authorizations), contract or agreement to which a Loan Party is a party or any of its rights or interests thereunder if, to the extent and for so long as the grant of a lien or security interest would constitute or result in the unenforceability of any right, title or interest of such Loan Party in, or a breach, termination or default under any term of such permit, lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) to which such Loan Party is party; provided that, to the extent severable, any portion of or right under any such lease, license, contract or agreement in which lien or security interest can be granted without any of the consequences specified above shall not constitute an Excluded Collateral; or (ii) any asset or property right of a Loan Party of any nature to the extent that any applicable law or regulation prohibits the creation of a security interest thereon or to the extent the creation of a security interest thereon requires a Governmental Authority to consent, approve or otherwise (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); or (iii) property other than Receivables and cash, if the granting of a security interest in the property is prohibited by enforceable provisions of applicable law, provided that upon the cessation of any such prohibition, such property shall automatically become part of the Collateral; or (iv) any aircraft, motor vehicle or other asset subject to a certificate-of-title statute acquired in the ordinary course of business, whether now owned or hereafter acquired, for which the filing of a financing statement under the UCC in the relevant jurisdiction is not effective to perfect a security interest therein; or (v) “intent-to-use” Trademarks until such time as such Loan Party begins to use such Trademarks; or (vi) any Receivable and related assets (including any Related Security) sold or transferred or purported to be sold or transferred by Company pursuant to a transaction permitted under this Agreement, including a Permitted SPV Sale, a Permitted Charged-Off Sale and a Permitted Whole Loan Sale, and from and after the date of any such sale any collections and other proceeds received by such Loan Party with respect to such Receivables and related assets (other than (A) the cash and non-cash purchase price paid to Company in connection with such sale, and (B) any distributions made to such Company in connection with such sale); or (vii) any Excluded Account; or (viii) any Excluded Capital Stock; or (ix) Margin Stock; or (x) any asset owned by any Loan Party that is subject to a Lien of the type described in clauses (iv) and (v) of the definition of Permitted Liens, in each case if, to the extent and for so long as the grant of a Lien thereon requires third-party consent (other than the consent of any Loan Party) or constitutes a breach of or a default under any agreement (not entered into in contemplation thereof) pursuant to which such Lien has been created (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided, that a Lien shall attach immediately to any such asset (x) at the time the provision of such agreement containing such restriction or requiring such consent ceases to be in effect and (y) to the extent any such breach or default is not rendered ineffective by, or is otherwise unenforceable under, any Requirements of Law; or (xi) any asset owned by any Loan Party that the Collateral Agent and Company shall have reasonably determined that the cost (including any material adverse tax consequences to the Company and its Subsidiaries) of creating a security interest in such asset hereunder being excessive in view of the benefits to be obtained by the Secured Parties therefrom; or (xii) any letter-of-credit right in which a security interest thereon may not be perfected by the filing of a financing statement under the UCC with a face amount not exceeding $1,500,000 individually or $3,000,000 in the aggregate; or (xiii) any commercial tort claim not anticipated to exceed $1,000,000; or (xiv) any non-U.S. assets or assets of the Loan Parties that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required in respect of such assets); or (xv) any real property, other than Material Real Property, and all leasehold interests in real property (it being understood that no landlord waivers, estoppels or consents shall be required to be obtained for any such leasehold interests), in each case other than any proceeds, substitutions or replacements of any Excluded Collateral (unless such proceeds, substitutions or replacements would in itself constitute Excluded Collateral); or (xvi) any assets secured by Liens permitted by clause (xxix) of the definition of Permitted Liens.

“Excluded Subsidiary” means (a) to the extent and for so long as so prohibited, any Domestic Subsidiary that is prohibited by law, regulation or contractual obligations existing on the Closing Date or, in the case of Domestic Subsidiaries formed or acquired after the Closing Date, pre-existing contractual obligations (which have not been entered into in contemplation of, or in connection with, such Domestic Subsidiary becoming a Subsidiary) from providing a guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such guaranty, which such consent, approval, license or authorization has not been received, or for which the provision of a guaranty could reasonably be expected to have result in a material adverse tax consequence as reasonably determined by Company in good faith, (b) any not-for-profit Subsidiary, (c) any SPV, Specified Disposition Vehicle or Specified Guarantor after the Company delivers any notice described in the proviso of the definition of “Specified Guarantor”, and (d) any other Subsidiary with respect to which, and for so long as, in the reasonable judgment of the Administrative Agent and the Company, the burden or cost of providing a guaranty or a Lien to secure such guaranty shall outweigh the benefits to be afforded thereby.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Revolving Loan or Revolving Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15(b), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.15(d)(i) or Section 2.15(d)(ii) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), and any current or future regulations promulgated thereunder or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means each letter agreement dated as of the Closing Date between the Company and each Revolving Lender party thereto (as such Fee Letters are amended, modified or supplemented from time to time).
“Financial Covenants” means the financial covenants set forth on Schedule 1.1 hereto.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or the equivalent thereof) of the Company that such financial statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Holding Company” means any Domestic Subsidiary that has no material assets other than intercompany Indebtedness or Capital Stock issued by Foreign Subsidiaries of the Company.
“Foreign Jurisdiction Deposit” means a deposit or guarantee incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction as a condition of doing business in such jurisdiction.
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company that is not a Domestic Subsidiary.
“Funding Default” as defined in Section 2.17.
“Funding Notice” means a notice substantially in the form of Exhibit A‑1.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Guarantor” means (a) each Domestic Subsidiary that is party to the Security Agreement on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Security Agreement after the Closing Date pursuant to Section 5.7 or otherwise, in each case, unless a Specified Guarantor is released in accordance with the proviso of the definition of “Specified Guarantor”.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of the Company and its Subsidiaries, for the Fiscal Year ended 2017, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from January 1, 2018 to the Closing Date, internally prepared, unaudited financial statements of the Company and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed prior to forty-six (46) days before the Closing Date, in the case of clauses (i) and (ii) as filed with the U.S. Securities and Exchange Commission on the Company’s form 10-K and form 10-Q.
“Hostile Acquisition” means any Acquisition of the Capital Stock of a Person (the “Future Target”) through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved prior to such acquisition by resolutions of the Board of Directors of the Future Target or by similar action if the Future Target is not a corporation (and which approval has not been withdrawn).
“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor, administrator, heir or legatee, in each case, acting on their behalf) or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased-Cost Lenders” as defined in Section 2.18.
“Increasing Lender” as defined in Section 2.20.
“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, any earn-out obligation unless fully earned and any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any Contractual Obligation (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any amounts not otherwise payable by Company under Section 2.15(b)(iii) but including the reasonable and documented fees and disbursements of one (1) counsel for Indemnitees and the Collateral Agent in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” as defined in Section 9.3.
“Indemnitee Agent Party” as defined in Section 8.6.
“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
“Interest Payment Date” means, in respect of each Monthly Period, the seventeenth calendar day after the end of such Monthly Period, and if such date is not a Business Day, the next succeeding Business Day.
“Interest Period” means an interest period (i) initially, commencing on and including the Closing Date and ending on and including the last day of the calendar month in which the Closing Date occurs; and (ii) thereafter, commencing on and including the first day of each calendar month and ending on and excluding the first day of the immediately succeeding calendar month; provided, that no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Maturity Date.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is four (4) Business Days prior to each Interest Payment Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Investment” means (i) any direct or indirect purchase or other acquisition by Company of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Company to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale).

“Joinder Agreement” as defined in Section 2.20.
“Lender” means each Revolving Lender.
“Lender Affiliate” means, as applied to any Lender or Agent, any Related Fund and any Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, such Lender or Agent. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Leverage Ratio” means the ratio as of any day of (a) Consolidated Total Debt, excluding Subordinated Indebtedness and Convertible Indebtedness, as of such day, to (b) the sum of (i) the Company’s total stockholders’ equity as of such day, (ii) Warrant Liability as of such day, and (iii) the sum of Subordinated Indebtedness and Convertible Indebtedness as of such day.
“LIBO Floor” has the meaning set forth in the Fee Letter among Company and the Revolving Lenders.
“LIBO Rate” means, for any Revolving Loan (or portion thereof) for any Interest Period, the rate per annum determined by, with respect to the Revolving Loans, the Administrative Agent, in each case at approximately 11:00 a.m., London time, on the second Business Day before the first day of such Interest Period by reference to the ICE Benchmark Administration Limited London interbank offered rate per annum for deposits in Dollars for a period equal to one month (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent in its sole discretion); provided, that if such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate per annum (rounded upward to the nearest 1/16th of 1%) listed in The Wall Street Journal, “Money Rates” table at or about 10:00 a.m., New York City time, two Business Days prior to the beginning of the related Interest Period (or, if no such rate is listed two Business Days prior to the beginning of the related Interest Period, the LIBO Rate as of the last date that the Administrative Agent was able to determine the LIBO Rate), and provided, further, that this rate shall not be less than the LIBO Floor. If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate, including, without limitation, because the LIBO Rate is not available or published on a current basis, then the Administrative Agent and the Company shall endeavor in good faith to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.4, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Requisite Lenders stating that such Lenders object to such amendment. If the Administrative Agent gives written notice to the Lenders and the Company to the effect that adequate and reasonable means do not exist for ascertaining the LIBO Rate or that the that the London interbank offered rate has been permanently discontinued (a “LIBO Notice”), then “LIBO Rate” then shall mean:
(i)    from the earlier of the date on which such LIBO Notice is delivered and until the earlier of (A) the sixtieth day following the date of such LIBO Notice and (B) the date of establishing an alternative rate of interest to the LIBO Rate in accordance with the preceding two sentences, the LIBO Rate as of the last date that the Administrative Agent was able to determine LIBO Rate; and
(ii)    from the sixty-first day following the date of such LIBO Notice until the date of establishing an alternative rate of interest to the LIBO Rate as contemplated by the preceding two sentences, the Base Rate.
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
“Loan Party” means the Company and/or any Guarantor.
“LOC Receivable” means a Receivable representing an advance under an OnDeck LOC offered to the related Receivables Obligor, it being understood that Payments thereunder are subject to Automatic LOC Payment Modifications in accordance with the terms of the applicable Receivables Agreement upon the occurrence of a Subsequent LOC Advance under such OnDeck LOC. For the avoidance of doubt, a LOC Receivable will be considered one of (a) a Daily Pay Receivable or (b) a Weekly Pay Receivable, based on the payment frequency of such LOC Receivable.
“LOC Receivable Charge-Off Rate” means, with respect to any Monthly Period, the percentage equivalent of a fraction (i) the numerator of which is the aggregate Outstanding Principal Balance of all LOC Receivables denominated in U.S. Dollars and owned by the Company or any of its consolidated Subsidiaries that became Charged-Off Receivables during such Monthly Period and (ii) the denominator of which is the average daily Outstanding Principal Balance of all LOC Receivables denominated in U.S. Dollars and owned by the Company or any of its consolidated Subsidiaries for such Monthly Period.
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and its Subsidiaries, if any, taken as a whole,

(b) the validity or enforceability against the Company and the Guarantors of the Credit Documents to which any are a party, (c) the material rights and remedies of the Administrative Agent or the Lenders under the Credit Documents, (d) the ability of the Company and the Guarantors to perform their material payment obligations under the Credit Documents to which any are a party, or (e) the existence, perfection, priority or enforceability of any security interest in a material amount of the Collateral.
“Material Modification” means, with respect to any Receivable, a reduction in the interest rate, an extension of the term, a reduction in, or change in frequency of, any required Payment or extension of a Payment Date (other than a temporary modification made in accordance with the Underwriting Policies) or a reduction in the Outstanding Principal Balance; provided, that with respect to any LOC Receivable, none of the following modifications shall be deemed to be a Material Modification: (i) an Automatic LOC Payment Modification, (ii) changes to the “credit limit”, the “applicable APR” or the “applicable amortization period” set forth in the applicable Receivables Agreement, or (iii) changes to the applicable Receivables Agreement consistent with the changes reflected in a successor form of Receivables Agreement approved in accordance with this Agreement, provided that solely in the case of an increase to the “credit limit”, decrease to the “applicable APR”, or an increase to the “applicable amortization period” the related Receivables Obligor was current on all payments at the time of such changes to the applicable Receivables Agreement became effective. For the avoidance of doubt, the application of “Grace Days” (as described in the Underwriting Policies) shall be considered a Material Modification to the related Receivable unless the Missed Payment Factor for such Receivable is calculated without giving effect to the application of Grace Days.
“Material Real Property” means (i) as of the Closing Date, any real property owned by a Loan Party listed on Schedule 5.7 and (ii) at all times after the Closing Date, any real property acquired in fee by any Loan Party (x) with a fair market value as of such date in excess of $2,500,000 or (y) that is required to be pledged to the Collateral Agent so that the aggregate value of any real property acquired in fee by any Loan Party that is not subject to the lien of the Collateral Agent does not exceed $5,000,000.
“Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.
“Materials” as defined in Section 5.5(a).
“Maturity Date” means the earliest to occur of (i) the date that is the second anniversary of the Closing Date; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.9(a); (iii) the date of the termination of the Revolving Commitments pursuant to Section 7.1; and (iv) the date on which the sum of the Payout Period Percentage applicable for each month since the Payout Period Start Date equals 100% or more.
“Maximum 15 Day Delinquency Rate” means, with respect to any Monthly Period, the percentage equivalent of a fraction (i) the numerator of which is the aggregate Outstanding Principal Balance of all Receivables (other than Charged-Off Receivables) that are Eligible Products, denominated in U.S. Dollars and owned by the Company or any of its Subsidiaries as of the last day of such Monthly Period that have a Missed Payment Factor of (i) with respect to Daily Pay Receivable, 15 or higher or (ii) with respect to Weekly Pay Receivable, 3 or higher and (b) the denominator of which is the aggregate Outstanding Principal Balance of all Receivables (other than Charged-Off Receivables) that are Eligible Products, denominated in U.S. Dollars and owned by the Company or any of its Subsidiaries as of the last day of such Monthly Period.
“Missed Payment Factor” means, in respect of any Receivable, an amount equal to the sum of (a) the amount equal to (i) the total past due amount of Payments in respect of such Receivable, divided by (ii) the required periodic Payment in respect of such Receivable as set forth in the related Receivables Agreement (with each of clause (i) and (ii) determined without giving effect to any temporary modifications of such required periodic payment then applicable to such Receivable) and (b) the number of Payment Dates, if any, past the Receivable maturity date on which a Payment was due but not received.
“Monthly Period” means the period from and including the first day of a calendar month to and including the last day of such calendar month, provided, however, that the initial Monthly Period will commence on the date hereof and end on the last day of the calendar month in which the Closing Date occurred.
“Monthly Servicing Report” means a monthly report which shall contain the information with respect to the Receivables and other Collateral as set forth in Exhibit G hereto, as the same may be amended from time to time as mutually agreed upon by the Company and the Administrative Agent.
“Moody’s” means Moody’s Investor Services, Inc.
“Mortgage” means any agreement, including but not limited to, mortgages, deeds of trust, trust deeds, and deeds to secure debt, as the same may be amended from time to time, made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Company and the Collateral Agent encumbering a Mortgaged Property.
“Mortgaged Property” means each parcel of real property (together with all improvements and fixtures thereon and rights appurtenant thereto) required to be encumbered by a Mortgage pursuant to Section 5.7.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
“Net Cash Proceeds” means the cash proceeds of an Asset Disposition, net of all taxes and reasonable investment banker’s fees, underwriting discounts or commissions, reasonable legal fees and other reasonable costs and other expenses incurred in connection therewith.

“Non-Consenting Lender” as defined in Section 2.18.
“Non-US Lender” as defined in Section 2.15(d)(i).
“Obligations” means all obligations of every nature of Company and the other Loan Parties from time to time owed to the Agents (including former Agents), the Lenders or any of them, in each case under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Company or another Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against Company or such other Loan Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.
“OnDeck LOC” means the “Line of Credit (LOC)” product as described in the Underwriting Policies.
“On Deck Core Loans” means Receivables designated as such in the Underwriting Policies.
“On Deck Score” means that numerical value that represents the Company’s evaluation of the creditworthiness of a business and its likelihood of default on a commercial loan or other similar credit arrangement generated by “version 5” of the proprietary methodology developed and maintained by the Company, as such methodology is applied in accordance with the other aspects of the Underwriting Policies, as such methodology may be revised and updated from time to time in accordance with Section 6.11.
“Operating Account” means a Deposit Account with account number 1830006548 at MB Financial Bank, N.A. in the name of Company.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Original Principal Balance” means, (x) with respect to Term Receivables, as of the date such Receivable was originated, the unpaid principal balance of such Receivable as set forth on the Company’s books and records or (y) with respect to LOC Receivables, as of any date of determination the “Credit Limit” as defined in the corresponding Receivables Agreement.

“Original Term” means, with respect to a Receivable, the term to maturity or, if such Receivable is a LOC Receivable, the “applicable amortization period”, in each case as of the date such Receivable was originated.
“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Revolving Loan or Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).
“Outstanding Principal Balance” means (i) as of any date with respect to any Term Receivable, the unpaid principal balance of such Receivable as set forth on the Company’s (or its Subsidiary, as applicable) books and records as of the close of business on the immediately preceding Business Day or (ii) with respect to any LOC Receivable, the Combined LOC OPB of such LOC Receivable; provided, however, that the Outstanding Principal Balance of any Receivable that has become a Charged-Off Receivable will be zero.
“Participant Register” as defined in Section 9.5(h).
“Payment” means, with respect to any Receivable, the required scheduled loan payment in respect of such Receivable.
“Payment Conditions” means that each of the following conditions are satisfied at the time of each action or proposed action and after giving effect thereto: (i) no Default or Event of Default shall have occurred and is continuing and the Payout Period Start Date has not occurred, (ii) the Consolidated Net Income of the Company for the most recently completed four trailing fiscal quarters is greater than $0, (iii) unrestricted Cash and Cash Equivalents of the Company and its Subsidiaries shall not be less than $40,000,000, and (iv) on a Pro Forma Basis the Leverage Ratio (excluding the cash proceeds of the Indebtedness (if any) being incurred) as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.1(a) or (b) prior to such time would not exceed 4.50 to 1.00.
“Payment Dates” means, with respect to any Receivable, the date a payment is due in accordance with the Receivables Agreement with respect to such Receivable as in effect as of the date of determination.
“Payout Period Percentage” means (i) if an Asset Performance Payout Event (Level 1) has occurred, the applicable percentage corresponding to the applicable Interest Payment

Date occurring following the Payout Period Start Date, all as set forth in the following table; provided that upon the occurrence of an Asset Performance Event (Level 2), the Payout Period Percentage for the Interest Payment Date following the occurrence of such Asset Performance Event (Level 2) shall be as set forth in clause (ii) of this definition, or (ii) at any time after an Asset Performance Event (Level 2) has occurred, 20%:

Interest Payment Date Following Payout Period Start Date	If an Asset Performance Payout Event (Level 1)
1st	12.50%
2nd	12.50%
3rd	12.50%
4th	12.50%
5th	12.50%
6th	12.50%
7th	8.33%
8th	8.33%
9th	8.33%

“Payout Period Start Date” means the first date upon which an Asset Performance Payout Event occurs; provided, that, if more than one Asset Performance Payout Event has occurred and is continuing, the Payout Period Start Date shall be deemed to commence on the first Asset Performance Payout Event to occur hereunder.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Permitted Acquisition” means any Acquisition with respect to which the following conditions have been satisfied:
(i)the Acquired Business is in an Eligible Line of Business;
(ii)    the Acquisition is not a Hostile Acquisition;

(iii)    if the Total Consideration for the Acquired Business exceeds $10,000,000, the financial statements of the Acquired Business shall have been audited by a nationally recognized accounting firm, or the Company should have received (and shared with the Administrative Agent) a customary quality of earnings report relating to the Acquired Business or the financial statements of the Acquired Business shall have undergone review of a scope reasonably satisfactory to the Administrative Agent;
(iv)    for any Acquisition where Total Consideration exceeds (A) with respect to any Acquisition where the Acquired Business will become a Guarantor (in the case of the Acquisition of a Person) or Collateral (in the case of an asset Acquisition), $50,000,000, and (B) in any other case, $20,000,000, the Company shall have received written consent from the Requisite Lenders prior to the consummation of any such Acquisition, such consent not to be unreasonably withheld or delayed;
(v)    for any Acquisition where Total Consideration exceeds $10,000,000 the Company shall have (A) notified the Administrative Agent and Lenders not less than fifteen (15) days (or such shorter notice as is reasonably acceptable to the Administrative Agent) prior to any such Acquisition and provided reasonable details as to such Acquisition (including a preliminary sources and uses of funds therefor) and (B) furnished to the Administrative Agent and Lenders on or prior to the consummation of Acquisition, (1) three year historical financial information (to the extent reasonably available) regarding the Acquired Business, (2) a pro forma financial statement of the Company on a consolidated basis after giving effect to the Acquisition, and (3) calculations demonstrating that the Company, after giving effect to the consummation of the Acquisition, is in compliance with the Financial Covenants;
(vi)    immediately after giving effect to the Acquisition and any Credit Extension in connection therewith, no Default or Event of Default shall exist; and
(vii)    if a new Specified Domestic Subsidiary is formed or acquired as a result of or in connection with such Acquisition, the Company shall have complied with the requirements of Section 5.7 in connection therewith.
“Permitted Asset Sale” means:
(i)    Permitted SPV Sales;
(ii)    Permitted Whole Loan Sales;
(iii)    Permitted Charged-Off Sales;
(iv)    Dispositions of obsolete or worn out property and Dispositions of property no longer used or useful in the conduct of the business of the Company and its Subsidiaries, in each case, in the ordinary course of business;
(v)    Dispositions of inventory and other assets in the ordinary course of business;

(vi)    Dispositions of tangible property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(vii)    Dispositions of property (including the issuance of Capital Stock) (A) to the Company or a Loan Party, and (B) to the extent such transaction constitutes an Investment permitted under Section 6.6;
(viii)    Dispositions permitted by Sections 6.5 and 6.7 (to the extent constituting a Disposition) and Liens permitted by Section 6.2;
(ix)    Dispositions of Cash and Cash Equivalents (or other assets that were Cash Equivalents when the original Investment was made) to pay payroll, expenses, and other similar expenditures in the ordinary course of business;
(x)    Dispositions of accounts receivable in connection with the collection or compromise thereof;
(xi)    Dispositions of property to the extent arising from a casualty event;
(xii)    any Disposition of property; provided that (A) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Default or Event of Default shall exist or would result from such Disposition, (B) other than with respect to Specified Dispositions, at the time of any such Disposition, the aggregate book value of all property Disposed of in reliance on this clause (xii) (including such Disposition) during any fiscal year of the Company would not exceed (x) if the purchase price is less than book value (as set forth in the Company’s books and records), the greater of (1) $10,000,000 and (2) 1.0% of Consolidated Total Assets as of the last day of the most recent fiscal year or fiscal quarter for which financial statements of the Company have been delivered pursuant to Section 5.1(a) or 5.1(b) (or such greater amount as may be approved by the Requisite Lenders in their sole discretion) or (y) if the purchase price is equal to or greater than book value (as set forth in the Company’s books and records), the greater of (1) $20,000,000 and (2) 2.0% of Consolidated Total Assets as of the last day of the most recent fiscal year or fiscal quarter for which financial statements of the Company have been delivered pursuant to Section 5.1(a) or 5.1(b) (or such greater amount as may be approved by the Requisite Lenders in their sole discretion); so long as the Net Cash Proceeds of any Disposition pursuant to this proviso are applied within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Company or such Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following the last day of such twelve month period to purchase assets used or useful in the business of the Company or such Subsidiary or used to acquire an entity or business line permitted by Section 6.9 and (C) with respect to any Disposition pursuant to this clause (xii) (other than a Specified Disposition) for a purchase price in excess of $2,500,000, the Company or Subsidiary shall receive not less than 75% of such consideration in the form of Cash or Cash Equivalents; provided, however, that for the purposes of this clause (C), each of the following shall be deemed to be Cash: (I) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, (II) any securities received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into Cash (to the extent of the Cash received) within 180 days following the closing of the applicable Disposition and (III) Designated Non-Cash Consideration in an aggregate principal amount outstanding not to exceed $2,000,000 at any time;
(xiii)    [reserved];
(xiv)    Dispositions of Investments in, and issuances of any Capital Stock in, joint ventures to the extent required by, or made pursuant to customary put/call or buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(xv)    any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders so long as, solely with respect to a Loan Party, no Default or Event of Default shall exist on the date of and immediately after giving effect to such liquidation or dissolution and such liquidation or dissolution results in proceeds equal to the fair market value of such Subsidiary or its assets;
(xvi)    any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind in the ordinary course of business;
(xvii)    Dispositions made to comply with any order of any Governmental Authority or any applicable Law;
(xviii)    any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;
(xix)    the sale or issuance of the Capital Stock of (A) the Company, (B) any Subsidiary (other than a Loan Party) to any other Subsidiary including in connection with any tax restructuring activities not otherwise prohibited hereunder, or (C) any Specified Guarantor to (x) the Company or any of its respective Subsidiaries or (y) any of its future, present or former employees, directors, officers, managers, or members (or any of their respective affiliates, spouses, former spouses, other Immediate Family Members, successors, executors, administrators, heirs, legatees or distributees thereof);
(xx)    terminations or the unwinding of any hedging or swap agreement permitted hereunder; and
(xxi)    other sales or transfers of Collateral not to exceed $1,000,000 per Fiscal Year (or, in excess of such amount, to the extent consented to by the Administrative Agent in its reasonable discretion).

“Permitted Charged-Off Sale” means the sale of Charged-Off Receivable and related assets (including any related security) by the Company to any third party from time to time pursuant to the terms of any document or agreement entered into between the Company and such third party, in good-faith and in an arm’s length transaction, providing for the sale of specific assets by the Company to such third party in the ordinary course of the Company’s business; provided, that such sale is made without representation, warranty or recourse of any kind by the Company (other than customary representations regarding title and absence of liens on the Charged-Off Receivables, and the status of Company, due authorization, enforceability, no conflict and no required consents in respect of such sale).
“Permitted Encumbrances” means:
(i)    Liens imposed by law for taxes, assessments or other governmental charges that are not overdue for a period of more than thirty (30) days, or are being contested in compliance with Section 5.3;
(ii)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor;
(iii)    (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Company or any Subsidiary;
(iv)    Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;
(v)    Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (i) of Section 7.1;
(vi)    easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Company or any Subsidiary;

(vii)    any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Company or any other Subsidiary in the ordinary course of its business and covering only the assets so leased; and
(viii)     any matters affirmatively insured over or exceptions noted in the title policies issued in connection with the Mortgages.
“Permitted Guarantee” means any (i) unsecured guarantee by the Company (or similar instrument providing unsecured recourse to Company) of the obligations of, or commitments to, an SPV under any Permitted SPV Financing, plus any expenses related to the enforcement thereof, which guarantee contains customary provisions that limit the enforceability of such guarantee so that it is triggered upon the occurrence of certain actions or omission to act by the Company, applicable SPV and other related persons, (ii) the payment of any expenses of any SPV in connection with the SPV's establishment and entry into a Permitted SPV Financing, or (iii) the guarantee hereunder provided by the Guarantors pursuant to the Collateral Documents, in each case, so long as no Default or Event of Default shall exist on the date such guarantee is made and immediately after giving effect to the making of (but not enforcement of) such guarantee.
“Permitted Indebtedness” means:
(i)    the Obligations;
(ii)    Indebtedness of the Loan Parties existing on the Closing Date and set forth in Schedule 6.1 or that could be incurred on the Closing Date pursuant to commitments set forth in Schedule 6.1 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (ii);
(iii)    unsecured Indebtedness of any Loan Party to any other Loan Party;
(iv)    (A) Indebtedness arising under Permitted Guarantees and (B) Guarantees of Indebtedness or other obligations of the Company or any Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to Section 6.1 or obligations not prohibited by this Agreement; provided that in the case of any Guarantees by a Loan Party of the obligations of a non-Loan Party the related Investment is permitted under Section 6.6;
(v)    Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets and the proceeds and products thereof, accessions thereto and improvements thereon prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (v); provided that (A) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (v)) is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed the greater of (x) $7,500,000 and (y) 0.75% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.1(a) or (b)) at any time outstanding; provided, further, that, the aggregate principal amount of Indebtedness permitted by this clause (v) incurred in connection with the acquisition, construction, repair, replacement or improvement of any real property shall not exceed $5,000,000 outstanding at any time;
(vi)    Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, real property leases, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;
(vii)    Indebtedness consisting of (i) the financing of insurance premiums with the providers of such insurance or their affiliates or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(viii)    Indebtedness under hedging or swap agreements entered into not for speculative purposes;
(ix)    Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation, in each case, not in connection with Indebtedness for money borrowed;
(x)    Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (i) of Section 7.1;
(xi)    [reserved];
(xii)    Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.6 or 6.8;
(xiii)    (A) Indebtedness of a Person existing at the time such Person becomes a Loan Party and not created in contemplation thereof; provided that, with respect to any Indebtedness permitted by this clause (xiii) in an aggregate original principal amount in excess of $7,000,000, the Requisite Lenders shall have consented to such assumption and (B) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (xiii), in each case as set forth in an updated Schedule 6.1 delivered by the Company to the Administrative Agent shortly after such Person becomes a Loan Party or such Permitted Refinancing Indebtedness closes, as applicable;

(xiv)    Indebtedness in the form of reimbursements owed to officers, directors, consultants and employees and obligations in respect of deferred compensation to employees of the Company and its Subsidiaries;
(xv)    Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Capital Stock of the Company to the extent permitted by Section 6.5;
(xvi)    any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds, commercial (or purchasing) card programs, and other Indebtedness in respect of card obligations, netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;
(xvii)    Foreign Jurisdiction Deposits in an amount not to exceed $2,000,000 in the aggregate at any one time outstanding (or such greater amount as may be approved by the Requisite Lenders in their sole discretion);
(xviii)    (A) additional unsecured Indebtedness of the Company or any of the Loan Parties with no scheduled payments of principal occurring prior to the date that is six months after the Maturity Date so long as (x) no Event of Default has occurred and is continuing or would arise after giving effect thereto and (y) on a Pro Forma Basis the Leverage Ratio (excluding the cash proceeds of the Indebtedness being incurred) as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.1(a) or (b) prior to such time would not exceed 4.50 to 1.00 and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (xviii);
(xix)    other Indebtedness of the Company or any of the Loan Parties; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (xix) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (xix) at such time (including such Indebtedness) would not exceed $5,000,000;
(xx)    [reserved];
(xxi)    Indebtedness of the Company which may be deemed to exist under its non-qualified excess savings plan for employees;
(xxii)    Subordinated Indebtedness and any Permitted Refinancing Indebtedness in respect thereof;
(xxiii)    [reserved]; and
(xxiv)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxiii) above.

For purposes of determining compliance with Section 6.1, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with such covenant shall be disregarded, and (b) if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (i) through (xxiv) above or is permitted to be incurred and also meets the criteria of one or more of the categories described in clauses (i) through (xxiv) above, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with such covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification.
“Permitted Liens” means the following:
(i)    Permitted Encumbrances;
(ii)    Liens created pursuant to any Credit Document;
(iii)    any Lien existing on the Closing Date and set forth in Schedule 6.2 and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien shall not apply to any other property of the Company or any other Loan Party other than (1) improvements and after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.1, and (2) proceeds, replacements and products thereof, and (B) such Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;
(iv)    any Lien existing on any property prior to the acquisition thereof by the Company or any other Loan Party or existing on any property of any Person that becomes a Loan Party after the Closing Date prior to the time such Person becomes a Loan Party; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other Property of the Company or any other Loan Party Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof;
(v)    Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Company or any Loan Party; provided that (A) such security interests secure Indebtedness described by clause (v) of the definition of Permitted Indebtedness, (B) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness described by clause (v) of the definition of Permitted Indebtedness) are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not, except as otherwise permitted by Section 6.2, apply to any other property of the Company or any other Loan Party except for accessions to such property, property financed by such

Indebtedness and the proceeds and products thereof; provided further that individual financings of assets subject to such Liens provided by one lender may be cross-collateralized to other financings provided by such lender;
(vi)    rights of setoff and similar arrangements and Liens in respect of obligations described in clause (xvi) of the definition of Permitted Indebtedness and rights in favor of depository and securities intermediaries (including rights of setoff) to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);
(vii)    Liens (A) on “earnest money” or similar deposits or other cash advances in connection with acquisitions and other investments permitted by Section 6.6 or (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.8 including customary rights and restrictions contained in such agreements;
(viii)    Liens on Cash and Cash Equivalents securing Indebtedness described by clause (viii) of the definition of Permitted Indebtedness;
(ix)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Company or any Loan Party;
(x)    Liens (A) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (B) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of banker’s acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;
(xi)    Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;
(xii)    [reserved];
(xiii)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.6;
(xiv)    rights of setoff relating to purchase orders and other agreements entered into with customers of the Company or any Loan Party in the ordinary course of business;
(xv)    Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Company or any Loan Party;

(xvi)    Liens on equipment owned by the Company or any Guarantor and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;
(xvii)    any restriction or encumbrance (including customary rights of first refusal and tag, drag and similar rights) with respect to the pledge or transfer of Capital Stock of (x) any Subsidiary that is not a wholly-owned Subsidiary, (y) any Person that is not a Subsidiary, or (z) any Foreign Subsidiary, in each case, so long as any such Capital Stock which constitutes Excluded Capital Stock described in clauses (ii), (iii) and (v) of the definition thereof is not pledged to any Person other than the Collateral Agent;
(xviii)    Liens not otherwise permitted by this definition, provided that a Lien shall be permitted to be incurred pursuant to this clause (xviii) only if (A) at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (xviii) would not exceed $5,000,000 and (B) such Lien shall not be senior in priority to the Liens created pursuant to any Credit Document on any Collateral that is in the Borrowing Base;
(xix)    Liens on any property of any Loan Party in favor of any other Loan Party;
(xx)    Liens on specific goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such goods;
(xxi)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments in the ordinary course of business;
(xxii)    Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;
(xxiii)    Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;
(xxiv)    [reserved];
(xxv)    Liens on the Collateral securing Indebtedness permitted by clauses (vi) and (xxii) of the definition of Permitted Indebtedness; provided that, solely with respect to clause  (xxii) of the definition of Permitted Indebtedness, such Liens are junior to the Liens securing the Obligations;
(xxvi)    Liens (A) on property or assets used to defease or to satisfy and discharge Indebtedness and (B) in favor of a trustee in an indenture relating to any Indebtedness to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;
(xxvii)    [reserved];

(xxviii)    (A) Liens in favor of an SPV intended as a “fall back” Lien should a Permitted SPV Sale of Receivables from Company to such SPV fail to qualify as a “true sale” within the meaning of the applicable Uniform Commercial Code and provided such Liens are limited to the assets sold or transferred; and (B) Liens in favor of a purchaser of Receivables in a Permitted Whole Loan Sale intended as a “fall back” Lien should a sale or transfer of such Receivables from Company to such purchaser fail to qualify as a “true sale” within the meaning of the applicable Uniform Commercial Code and provided such Liens are limited to the assets sold or transferred (or purported to be sold or transferred); and
(xxix)    Liens of any Receivables Account Bank on amounts deposited with such bank and pledged to support Company’s obligations pursuant to the Receivables Program Agreement with such bank, provided, however that that in each case the amount in such accounts shall not exceed the minimum commercially reasonable amount necessary to support Company’s obligations under such Receivables Program Agreement.
For purposes of determining compliance with Section 6.2, (a) the outstanding principal amount of any item of Indebtedness or other obligation secured by a Lien shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such secured Indebtedness or other obligation incurred in compliance with such covenant shall be disregarded, and (b) if a Lien meets the criteria of more than one of the categories described in clauses (i) through (xxix) above and also meets the criteria of one or more of the categories described in clauses (i) through (xxix) above, the Company shall, in its sole discretion, classify such Lien in any manner that complies with such covenant and may from time to time reclassify such Lien in any manner in which such item could be incurred at the time of such reclassification.
“Permitted Refinancing Indebtedness” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and, solely in the case of the Indebtedness and facilities set forth in Schedule 6.1, by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to clauses (ii), (v) and (xxii) of the definition of “Permitted Indebtedness”, such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the date which is six months after the Maturity Date, (c) such modification, refinancing, refunding, renewal, replacement or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Company) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.
“Permitted Restructuring Event” means (i) any Subsidiary may be merged or consolidated with or into any Person and any Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment otherwise permitted by Section 6.6 or Permitted Asset Sale; provided that if the Company is a party to any such merger or consolidation transaction, the Company shall be the surviving Person in such merger or consolidation; and (ii) any Loan Party may merge or consolidate with any other Person in a transaction in which such Loan Party is the surviving Person in such merger or consolidation; provided that, in the case of each of clauses (i) and (ii), no Default or Event of Default is then continuing or would result therefrom..
“Permitted SPV Financing” has the meaning ascribed to it in the definition of “Permitted SPV Sale”.
“Permitted SPV Sale” means the sale or contribution of Receivables and related assets (including any related security) by the Company to any SPV from time to time pursuant to the terms of any document or agreement entered into between the Company and such SPV providing for the sale or contribution of specific assets by the Company to such SPV, in connection with a bona fide financing transaction (each such financing, a “Permitted SPV Financing”); provided that, (x) following the occurrence of the Payout Period Start Date (other than with respect to a contribution of a Subsequent LOC Advance under an OnDeck LOC under which a LOC Receivable was previously sold or contributed to an SPV and such SPV is in wind down, amortization, subject to an event of default under the related loan agreement, or subject to another similar event at the time of such contribution of a Subsequent LOC Advance) the purchase price with respect to such sold or contributed Receivables shall be no less than an amount equal to the applicable advance rate set forth in the related loan agreement times the outstanding principal balance, (y) if following an Event of Default the Company has received written notice from the Administrative Agent instructing the Company to cease such sales or contributions, then, no such sale or contribution (other than with respect to a Subsequent LOC Advance under an OnDeck LOC under which a LOC Receivable was previously sold or contributed to an SPV) shall be made if an Event of Default is continuing without the consent of the Administrative Agent in its reasonable discretion, and (z) to the extent such such sale constitutes a disposition of Collateral, Company shall be deemed to represent and warrant to each Agent and each Lender that no Borrowing Base Deficiency exists as of such date or would result after giving effect to such Permitted SPV Sale.
“Permitted Whole Loan Sale” means the sale of Receivables by the Company to any Person who is not an Affiliate from time to time pursuant to the terms of any whole loan sale program entered into between the Company and such Person providing for the sale of specific assets by the Company to such Person in the ordinary course of the Company’s business; provided, in each case, that an amount equal to the purchase price for such Receivable shall be paid contemporaneously with such sale in Cash by depositing the same in the Operating Account, which purchase price shall not be less than (i) if the Payout Period Start Date has not occurred, the applicable advance rate times the Outstanding Principal Balance of the Receivable at the date of the sale and

(ii) if the Payout Period Start Date has occurred, the Outstanding Principal Balance of the Receivable at the date of the sale; provided that, if following an Event of Default the Company has received written notice from the Administrative Agent instructing the Company to cease such sales, then no such sale shall be made without the consent of the Administrative Agent in its reasonable discretion.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Prime Rate” means, as of any day, the rate of interest per annum equal to the prime rate publicly announced by the majority of the eleven largest commercial banks chartered under United States Federal or State banking law as its prime rate (or similar base rate) in effect at its principal office. The determination of such eleven largest commercial banks shall be based upon deposits as of the prior year-end, as reported in the American Banker or such other source as may be reasonably selected by the Administrative Agent.
“Principal Office” means, for Administrative Agent, Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office as Administrative Agent may from time to time designate in writing to Company and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be as set forth on Appendix B (or such other location within Atlanta, Georgia as Administrative Agent may from time to time designate in writing to Company and each Lender).
“Pro Forma Basis” means with respect to any determination of the Financial Covenants or Consolidated Total Assets (including, in each case, component definitions thereof) that any Acquisition shall be deemed to have occurred as of the first day of the most recently completed period of four consecutive Fiscal Quarters of the Company then last ended (in each case, take as one accounting period) for which financial statements have been delivered pursuant to Section 5.1(a) or (b) (or, in the case of Consolidated Total Assets, as of the last day of such period) with respect to any test or covenant for which such calculation is being made.
In connection with the foregoing, (a) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Company or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction shall be deemed to have been incurred as of the first day of the applicable period.

“Pro Rata Share” means with respect to any Revolving Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.
“Re-Aged” means a Delinquent Receivable returning to current status without collecting the total amount of principal, interest, and fees that are contractually due. For the avoidance of doubt, any Receivable that has undergone a Material Modification, shall not be considered to be Re-Aged unless subsequent to such Material Modification the Receivable becomes a Delinquent Receivable and it is then returned to current status without collecting the total amount of principal, interest, and fess that are contractually due.
“Receivable” means (i) any loan or similar contract or (ii) any “payment intangible” (as defined in the UCC), in each case, with a Receivables Obligor pursuant to which the Company or the Receivables Account Bank extends credit to such Receivables Obligor pursuant to the applicable Receivables Agreements, including all rights under any and all security documents or supporting obligations related thereto.
“Receivable Yield” means, with respect to any Receivable, the imputed interest rate that is calculated on the basis of the expected aggregate annualized rate of return (calculated inclusive of all interest and fees (other than any Upfront Fees)) of such Receivable over the life of such Receivable.
Such calculation shall assume:
(a) 52 Payment Dates per annum, for Weekly Pay Receivables; and
(b) 252 Payment Dates per annum, for Daily Pay Receivables.
“Receivables Account Bank” means, with respect to any Receivable, (i) Celtic Bank Corporation, a Utah chartered industrial bank, or (ii) upon consent of Administrative Agent, any other institution organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities that originates and owns Receivables for the Company pursuant to a Receivables Program Agreement.
“Receivables Agreement” means, collectively, with respect to any Receivable, a “Business Loan and Security Agreement”, a “Business Loan and Security Agreement Supplement or Loan Summary”, the “Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debit)”, in each case, in substantially the form provided to the Administrative Agent on or prior to the date hereof and as may be amended, supplemented or modified from time to time and the other documents related thereto to which the Receivables Obligor is a party.
“Receivables Guarantor” means with respect to any Receivables Obligor, (a) each holder of the Capital Stock (or equivalent ownership or beneficial interest) of such Receivables Obligor in the case of a Receivables Obligor which is a corporation, partnership, limited liability company, trust or equivalent entity, who has agreed to unconditionally guarantee all of the obligations of the related Receivables Obligor under the related Receivables Agreements or (b) the natural person operating as the Receivables Obligor, if the Receivables Obligor is a sole proprietor.
“Receivables Program Agreement” means the (i) Amended and Restated Business Loan Marketing, Servicing and Purchase Agreement, dated as of September 30, 2016, between Company and Celtic Bank Corporation, a Utah industrial bank (as amended, modified or supplemented from time to time), and (ii) any other agreement between Company and a Receivables Account Bank pursuant to which Company may refer applicants for small business loans conforming to the Underwriting Policies to such Receivables Account Bank and such Receivables Account Bank has the discretion to fund or not fund a loan to such applicant based on its own evaluation of such applicant and containing those provisions as are reasonably necessary to ensure that the transfer of small business loans by such Receivables Account Bank to Company thereunder are treated as absolute sales.
“Receivables Obligor” means with respect to any Receivable, the Person or Persons obligated to make payments with respect to such Receivable, excluding any Receivables Guarantor referred to in clause (a) of the definition of “Receivables Guarantor.”
“Register” as defined in Section 2.4(b)(i).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Related Fund” means, with respect to any Lender that is an investment fund or managed account, any other investment fund or managed account that invests in commercial loans or similar debt instruments and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Security” means with respect to any Receivable, all of Company’s rights, title, interests, remedies, powers and privileges (i) under the related Receivables Program Agreement, Receivables Agreement, and each other document contained in the receivable file related to such Receivable, (ii) in and to all security interests or Liens and property subject thereto from time to time purporting to secure payment of such Receivable and all contract rights, rights to payment of money and insurance claims related to such Receivable, (iii) in other agreements or arrangements of whatever character (including, without limitation, guaranties, letters of credit, letter-of-credit rights, supporting obligations or other credit support) from time to time supporting or securing payment of such Receivable under any agreement related to such Receivable or otherwise and all rights under warranties or indemnities thereunder, (iv) any UCC financing statements filed by the Receivables Account Bank, Company or UCC Agent (or a wholly owned Subsidiary of the UCC Agent) against the related Receivables Obligor, (v) all products and proceeds (including “proceeds” as defined in the UCC) of such Receivable and (vi) all products and proceeds of any of the foregoing (items (i) through (iii)); provided, however, that notwithstanding the foregoing, with respect to any LOC Receivable, “Related Security” shall only include the Company’s rights, title, interests, remedies, powers and privileges to receive payment and/or enforce remedies under such LOC Receivable and shall exclude the Company’s rights, title, interests, remedies, powers and privileges to make future advances under the OnDeck LOC under which such LOC Receivable was originated.
“Replacement Lender” as defined in Section 2.18.
“Requirements of Law” means as to any Person, any law (statutory or common), treaty, rule, ordinance, order, judgment, Governmental Authorization, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
“Requisite Lenders” means one or more Revolving Lenders (or, if there are more than two unaffiliated Revolving Lenders, two or more unaffiliated Revolving Lenders) having or holding Revolving Exposure and representing at least 50% of the sum of the aggregate Revolving Exposure of all Revolving Lenders; provided that the Revolving Exposure of any Defaulting Lender shall be disregarded in determining Requisite Lenders at any time.
“Responsible Officer” means, when used with respect to any Person, any officer of such Person, including any president, vice president, executive vice president, assistant vice president, treasurer, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject and having direct responsibility for the administration of this Agreement and the other Credit Documents to which such Person is a party.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of a Person now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of a Person now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of a Person now or hereafter outstanding.
“Revolving Availability” means, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Total Utilization of Revolving Commitments.
“Revolving Commitment” means the commitment of a Revolving Lender to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Revolving Lenders in the aggregate. The amount of each Revolving Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The Administrative Agent shall update Appendix A from time to time to reflect any changes in Revolving Commitments. The aggregate amount of the Revolving Commitments as of the Closing Date is $85,000,000.
“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the date that is the second anniversary of the Closing Date; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.9(a); (iii) the date of the termination of the Revolving Commitments pursuant to Section 7.1; and (iv) the Payout Period Start Date.
“Revolving Exposure” means, with respect to any Revolving Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender.
“Revolving Lender” means each financial institution listed on the signature pages hereto as a Revolving Lender, and any other Person that becomes a party hereto as a Revolving Lender pursuant to an Assignment Agreement.
“Revolving Loan” means a Loan made by a Revolving Lender to Company pursuant to Section 2.1.
“Revolving Loan Note” means a promissory note in the form of Exhibit B hereto, as it may be amended, supplemented or otherwise modified from time to time.
“Rolling 3-Month Average Maximum 15 Day Delinquency Rate” means, for any Monthly Period, the arithmetic average Maximum 15 Day Delinquency Rate for such Monthly Period and the two (2) Monthly Periods immediately preceding such Monthly Period.
“Rolling 3-Month Average LOC Receivable Charge-Off Rate” means, for any Monthly Period, the arithmetic average LOC Receivable Charge-Off Rate for such Monthly Period and the two (2) Monthly Periods immediately preceding such Monthly Period.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor's Financial Services LLC business, and its permitted successors and assigns.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Collateral Agent, any Affiliate of a Lender to which Obligations are owed and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to this Agreement.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means that certain Security Agreement dated as of the date hereof among Company, certain Domestic Subsidiaries of the Company and the Collateral Agent, as it may be amended, restated or otherwise modified from time to time.
“Select Receivables” means a Receivable designated as “Select” in the Underwriting Policies and classified as such by the Company.
“Servicing Standard” means, with respect to a Receivable, the same degree of care and diligence in servicing, collecting and reporting that is exercised by the Company with respect to all similarly situated Receivables owned by it or serviced for other Persons, in each case with all Requirements of Law, including federal and state legal and regulatory requirements and all credit protection laws, except as would not reasonably be expected to result in a Material Adverse Effect and in accordance with the Underwriting Policies.
“Solvency Certificate” means a Solvency Certificate of the chief financial officer (or the equivalent thereof) of the Company substantially in the form of Exhibit F‑2.
“Solvent” means, with respect to Company, that as of the date of determination, both (i) (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets taken as a going concern; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to generally pay such debts as they become due (whether at maturity or otherwise); and (ii) such entity is “solvent” within the meaning given that term and similar terms under laws applicable to it relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Disposition” means (i) any transactions which result in a Specified Guarantor identified in Appendix F becoming a non-wholly owned Subsidiary or other investment, or (ii) dividends and distributions on and sales and transfers of Capital Stock in the Specified Disposition Entities and one or more investment vehicles created in connection therewith, in each case so long as no Event of Default shall exist on the date of and immediately after giving effect to such dividend, distribution, transfer, Disposition or other transaction.  Any such transaction may be structured as a disposition of Capital Stock of such entities or one or more investment vehicles created in contemplation of such transaction (any such investment vehicle, a “Specified Disposition Vehicle”) or otherwise and may include the sales or dispositions of assets and any investments, distributions and sales made in connection therewith.
“Specified Disposition Entity” means any Person no longer directly or indirectly wholly-owned by the Company which was subject to a Specified Disposition.

“Specified Domestic Subsidiary” means each direct wholly owned Domestic Subsidiary of the Company other than (i) any Foreign Holding Company, (ii) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (iii) any Domestic Subsidiary that did not have aggregate consolidated total assets in excess of $2,000,000 as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered on or prior to the Closing Date or pursuant to Section 5.1(a) or (b) (each such Subsidiary described in this clause (iii) being an “Immaterial Subsidiary”), (iv) any SPV that is a party to a Permitted SPV Financing or Specified Disposition Vehicle, and (v) any other Excluded Subsidiary; provided that upon any wholly owned Domestic Subsidiary ceasing to meet the requirements of clauses (i) through (v) of this definition, the Company shall be deemed to have acquired a Specified Domestic Subsidiary at such time and shall cause such Domestic Subsidiary to comply with the applicable provisions of Section 5.7; provided further that upon any such deemed acquisition of such Specified Domestic Subsidiary pursuant to the first proviso to this definition, such acquisition shall not reduce any Investment capacity permitted by Section 6.6.
“Specified Guarantor” means a Domestic Subsidiary of the Company that is identified on Appendix F; provided, that, for the avoidance of doubt, the Company may at any time so long as no Event of Default has occurred and is continuing at such time, by delivering notice to the Administrative Agent, cause the automatic release of any Specified Guarantor from its obligations under the Security Agreement and the other Credit Documents and any liens on the assets of such Specified Guarantor shall be automatically released in connection therewith; provided, further, that, any Subsidiary that has been released as a Specified Guarantor may subsequently rejoin the Security Agreement as a Specified Guarantor by rejoining the Security Agreement in accordance with its terms.
“Specified Guarantor Indebtedness” means Indebtedness to present or former officers, directors, consultants or employees (or any affiliates, spouses, former spouses, other Immediate Family Members, successors, executors, administrators, heirs, legatees or distributees thereof) to finance the repurchase or redemption of Equity Interests of a Specified Guarantor (or a direct or indirect parent thereof) permitted by Section 6.5(xii).
“Specified Guarantor Restricted Junior Payment” any Restricted Junior Payment made by a Specified Guarantor (or a direct or indirect equity holder thereof) to (i) repurchase Capital Stock of a Specified Guarantor (or a direct or indirect equity holder thereof) from present or former officers, directors, consultants or employees (or any affiliates, spouses, former spouses, other Immediate Family Members, successors, executors, administrators, heirs, legatees or distributees thereof) or (ii) repay Specified Guarantor Indebtedness.
“SPV” means any special purpose vehicle formed by the Company or any of its Subsidiaries.
“Subordinated Indebtedness” means any Indebtedness of the Company that is fully subordinated to all senior Indebtedness for borrowed money of the Company, as to right and time of payment (it being agreed the receipt of payment on the scheduled maturity date of such Indebtedness shall be subject to the terms and conditions of such subordination agreement), lien priority (if applicable), and as to any other rights and remedies thereunder pursuant to a written subordination agreement among the Administrative Agent, the Company and the holders of such Indebtedness, including, an agreement on the part of the holders of such Indebtedness that the maturity of such Indebtedness cannot be accelerated prior to the maturity date of such senior Indebtedness for borrowed money.
“Subsequent LOC Advance” means, with respect to any LOC Receivable relating to a particular OnDeck LOC offered to the related Receivables Obligor, an additional LOC Receivable representing a subsequent advance under such OnDeck LOC.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Tangible Net Worth” means, as of any day, the total of (a) the Company’s total stockholders’ equity, minus (b) all Intangible Assets of the Company, minus (c) all amounts due to the Company from its Affiliates, plus (d) any Convertible Indebtedness, plus (e) any Warrant Liability.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Cumulative Default Amount” means, with respect to any Vintage Pool, as of any Determination Date, the sum of the Default Amounts for all Term Receivables that are Charged-Off Receivables in such Vintage Pool.
“Term Loan Vintage Pool Cumulative Default Ratio” means, with respect to any Vintage Pool, as of any Determination Date, the percentage equivalent of a fraction (a) the numerator of which is the Term Loan Cumulative Default Amount in respect of such Vintage Pool as of the last day of the most recently ended Monthly Period and (b) the denominator of which is, for such Vintage Pool, the aggregate Original Principal Balance of all Receivables comprising such Vintage Pool.
“Term Receivable” means a Receivable that is not a LOC Receivable.
“Terminated Lender” as defined in Section 2.18.

“Termination Date” means the date on, and as of, which (a) all Revolving Loans have been repaid in full in cash, (b) all other Obligations (other than contingent indemnification obligations for which demand has not been made) under this Agreement and the other Credit Documents have been paid in full in cash or otherwise completely discharged, and (c) the Maturity Date shall have occurred.
“Total Consideration” means, in respect of any Acquisition, the total consideration paid or payable (including Indebtedness assumed and/or reflected on a consolidated balance sheet of the Loan Parties after giving effect to such Acquisition (but excluding any Contingent Acquisition Consideration and transaction costs and expenses and any portion of the purchase price attributable to Cash on the balance sheet of the Acquired Business)).
“Total Utilization of Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans.
“Transaction Costs” means the fees, costs and expenses payable by the Company on or within ninety (90) days after the Closing Date in connection with the transactions contemplated by the Credit Documents.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“UCC Agent” means Corporation Service Company, a Delaware corporation, in its capacity as agent for the Company or other entity providing secured party representation services for the Company from time to time.
“Underwriting Policies” means the credit policies and procedures of the Company, including the underwriting guidelines and OnDeck Score methodology, and the collection policies and procedures of the Company, in each case in effect as of the Closing Date, as such policies, procedures, guidelines and methodologies may be amended from time to time in accordance with Section 6.11.
“Upfront Fees” means, with respect to any Receivable, the sum of any fees charged by the Company or the Receivables Account Bank, as the case may be, to a Receivables Obligor in connection with the disbursement of a loan, as set forth in the Receivables Agreement related to such Receivable, which are deducted from the initial amount disbursed to such Receivables Obligor, including any applicable “origination fee”.
“Vintage Pool” means, as of any date of determination, the pool of On Deck Core Loans and Select Receivables originated by the Company or a Receivables Account Bank during any completed Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2019.
“Warrant Liability” means, as of any day, the aggregate stated balance sheet fair value of all outstanding warrants exercisable for redeemable convertible preferred shares of the Company determined in accordance with GAAP.

“Weekly Pay Receivable” means any Receivable for which a Payment is generally due once per week.
“Weighted Average Eligible Receivable Advance Rate” means, as of any date of determination, the weighted average of the percentage described in clause (i) of the definition of Eligible Receivable Advance Rate and the percentage described in clause (ii) of the definition of Eligible Receivable Advance Rate, calculated as of such date by reference to the portion of the Eligible Portfolio Outstanding Principal Balance that, as of such date, is comprised of Eligible Receivables described in clauses (i) and (ii) of such definition, respectively.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
1.2    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a) and Section 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Company, the Requisite Lenders or the Administrative Agent shall so request, the Administrative Agent, the Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP and accounting principles and policies in conformity with those used to prepare the Historical Financial Statements and (b) Company shall provide to the Administrative Agent and each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. If Administrative Agent, Company and the Administrative Agent cannot agree upon the required amendments within thirty (30) days following the date of implementation of any applicable change in GAAP, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Credit Documents shall be prepared, delivered and made without regard to the underlying change in GAAP. Notwithstanding anything to the contrary contained in this Agreement, any operating lease reclassified as a capital lease in connection with ASC-842 (or any interpretation thereof) or any lease entered into by or through the Company or any of its Subsidiaries (or otherwise acquired by or through the Company or any of its Subsidiaries) subsequent to the Closing Date that would have been classified as an operating lease if it existed (or had been acquired by or through the Company or any of its Subsidiaries) on or prior to the implementation of ASC-842 (or any interpretation thereof), shall be treated as an operating lease for all purposes of this Agreement and the other Credit Documents, including the calculation of financial ratios and amounts, notwithstanding its classification as a “Capital Lease” under GAAP at any time.
1.3    Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Any reference to a “merger” shall be deemed to include an “amalgamation” and any reference to the “continuing or surviving entity” from a merger shall be deemed to include the entity resulting from an amalgamation.
1.4    Testing; Calculations.
(a)    For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Credit Documents requires a calculation of any financial ratio or test (including any Financial Covenant or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.
(b)    Notwithstanding anything to the contrary herein, financial ratios and tests (including the Financial Covenants and the amount of Consolidated Total Assets) contained in this Agreement that are calculated with respect to any four Fiscal Quarter period during which any Permitted Acquisition occurs shall be calculated with respect to such period and such Permitted Acquisition on a Pro Forma Basis.
SECTION 2.    LOANS
2.1    Revolving Loans.
(a)    Revolving Commitments.
(i)    During the Revolving Commitment Period, subject to the terms and conditions hereof, including, without limitation delivery of an updated Borrowing Base Certificate pursuant to Section 3.2(a)(i), each Revolving Lender severally agrees to make Revolving Loans to Company in an aggregate amount up to but not exceeding such Revolving Lender’s Revolving Commitment; provided that no Revolving Lender shall make any such Revolving Loan or portion thereof to the extent that, after giving effect to such Revolving Loan:

(a)    the Total Utilization of Revolving Commitments exceeds the Borrowing Base; or
(b)    the aggregate outstanding principal amount of the Revolving Loans funded by such Revolving Lender hereunder shall exceed its Revolving Commitment.
(b)    Amounts borrowed pursuant to Section 2.1(a) may be repaid and reborrowed during the Revolving Commitment Period, and any repayment of the Revolving Loans (other than a date upon which an Event of Default has occurred and is continuing (which circumstances shall be governed by Section 2.11)) shall be applied as directed by Company. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than the Maturity Date.
(c)    Borrowing Mechanics for Revolving Loans.
(i)    Revolving Loans shall be made in an aggregate minimum amount of $50,000.
(ii)    Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent and each Revolving Lender, a fully executed and delivered Funding Notice no later than (i) in the case of a Funding Notice delivered on the same day of such proposed Credit Date, 11:00 a.m. (New York City time) on the proposed Credit Date and (ii) otherwise, 2:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date. Each such Funding Notice shall be delivered with a Borrowing Base Certificate reflecting sufficient Revolving Availability for the requested Revolving Loans.
(iii)    Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars to the Operating Account, and the Administrative Agent shall remit such funds to the Company not later than 3:00 p.m. (New York City time) by wire transfer of same day funds in Dollars from the Operating Account to another account of Company designated in the related Funding Notice.
(d)    Deemed Requests for Revolving Loans to Pay Required Payments. All payments of principal, interest, fees and other amounts payable to Lenders under this Agreement or any Credit Document may be paid from the proceeds of Revolving Loans, made pursuant to a Funding Notice from Company pursuant to Section 2.1(c).
2.2    Pro Rata Shares. All Revolving Loans shall be made by Revolving Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder.

2.3    Use of Proceeds. The proceeds of Revolving Loans, if any, made on the Closing Date shall be applied by Company to (a) refinancing existing Indebtedness of the Company, if any and (b) pay Transaction Costs. The proceeds of the Revolving Loans made after the Closing Date shall be applied by Company to (a) finance the origination and acquisition of Receivables, (b) pay Transaction Costs and ongoing fees and expenses of Company hereunder, and (c) for working capital purposes, for investments permitted hereunder, for capital expenditures and for other general business purposes not prohibited hereunder. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.
2.4    Evidence of Debt; Register; Lenders’ Books and Records; Notes.
(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any applicable Revolving Loans; and provided further, in the event of any inconsistency between the Registers and any Lender’s records, the recordations in the Registers shall govern absent manifest error.
(b)    Registers.
(i)    Register. The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at its Principal Office a register for the recordation of the names and addresses of the Revolving Lenders and the Revolving Commitments and Revolving Loans of each Revolving Lender from time to time (the “ Register”). The Register shall be available for inspection by Company or any Revolving Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Revolving Commitments and the Revolving Loans, and each repayment or prepayment in respect of the principal amount of the Revolving Loans, and any such recordation shall be conclusive and binding on Company and each Revolving Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any Revolving Loan. Company hereby designates the entity serving as the Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”
(c)    Revolving Loan Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.5) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Revolving Loan Note to evidence such Lender’s Revolving Loans.
2.5    Interest on Loans.
(a)    Except as otherwise set forth herein, (i) the Revolving Loans shall accrue interest daily in an amount equal to the product of (A) the unpaid principal amount thereof as of such day and (B) LIBO Rate for such period plus the Applicable Margin.
(b)    Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Revolving Loan, the date of the making of such Revolving Loan or the first day of an Interest Period applicable to such Revolving Loan shall be included, and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such Revolving Loan shall be excluded; provided, if a Revolving Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Revolving Loan. For each Monthly Period, the Administrative Agent shall provide an invoice of the interest accrued during such Monthly Period on the Revolving Loans not later than 3:00 p.m. (New York city time) on the Interest Rate Determination Date immediately preceding such Interest Payment Date.
(c)    Except as otherwise set forth herein, interest on each Revolving Loan shall be payable in arrears (i) on each Interest Payment Date for the immediately preceding Monthly Period; (ii) upon the request of the Administrative Agent (unless such prepayment results in a permanent reduction of the Revolving Commitments), upon any prepayment of that Revolving Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity.
2.6    Payout Period. At all times after the Payout Period Start Date, the Company shall repay the aggregate outstanding principal amount of the Revolving Loans on each Interest Payment Date (commencing on the Interest Payment Date that first occurs following the Payout Period Start Date) in an amount for such installment equal to (i) the aggregate principal amount of Revolving Loans on the Payout Period Start Date multiplied by (ii) the applicable Payout Period Percentage as of such date.
2.7    Fees.
(a)    Company agrees to pay to each Person entitled to payment thereunder, in the amounts and at the times set forth in the Fee Letters.
(b)    All fees (other than any fees payable on the Closing Date) referred to in Section 2.7(a) shall be calculated on the basis of a 360‑day year and the actual number of days elapsed and shall be payable monthly in arrears on (i) each Interest Payment Date during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and (ii) on the Revolving Commitment Period Termination Date.

2.8    Repayment on or Before Maturity Date. Company shall repay (i) the Revolving Loans and (ii) all other Obligations (other than contingent indemnification obligations for which demand has not been made) under this Agreement and the other Credit Documents, in each case, in full in cash on or before the Maturity Date.
2.9    Voluntary Commitment Reductions.
(a)    Company may, upon not less than three (3) Business Days’ prior written notice to Administrative Agent, at any time and from time to time terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments in each case at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided further that a notice of termination of the Revolving Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or the occurrence of any other specified event, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(b)    Company’s notice shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Commitment of each applicable Revolving Lender proportionately to its applicable Pro Rata Share thereof.
2.10    Borrowing Base Deficiency. Company shall prepay the Revolving Loans within four (4) Business Days of the earlier of (i) an Authorized Officer or the Chief Financial Officer (or in each case, the equivalent thereof) of Company becoming aware that a Borrowing Base Deficiency exists and (ii) receipt by Company of notice from the Administrative Agent that a Borrowing Base Deficiency exists, in each case in an amount equal to such Borrowing Base Deficiency, which shall be applied to prepay the Revolving Loans as necessary to cure any Borrowing Base Deficiency.
2.11    Application of Proceeds. All payments with respect to the Obligations shall be applied as directed by Company, provided that, during the continuance of an Event of Default, all such payments and proceeds of Collateral shall be applied by the Administrative Agent to the Obligations as follows:
(i)    first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Credit Documents, which the Company has agreed to pay the Administrative Agent under Section 9.3 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(ii)    second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel payable under Section 9.2) arising under the Credit Documents, ratably among the Lenders in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)    third, to the payment of interest on the Revolving Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;
(iv)    fourth, to the payment of principal on the Revolving Loans; ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;
(v)    fifth, to the payment in full of all other Obligations ratably among the Agents and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(vi)    sixth, the balance, if any, after all Obligations have been paid in full, to the Company or whoever else may be lawfully entitled thereto.

2.12    General Provisions Regarding Payments.
(a)    All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and paid not later than 2:00 p.m. (New York City time) on the date due via wire transfer of immediately available funds. Funds received after that time on such due date shall be deemed to have been paid by Company on the next Business Day.
(b)    All payments in respect of the principal amount of any Revolving Loan (other than, unless requested by the Administrative Agent, voluntary prepayments of Revolving Loans or payments pursuant to Section 2.10) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.
(c)    Administrative Agent shall promptly distribute to each Revolving Lender, at such address as such Lender shall indicate in writing, the applicable Pro Rata Share of each such Lender of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)    Whenever any payment to be made hereunder or performance of any covenant shall be stated to be due on a day that is not a Business Day, such payment or performance shall be made on or prior to the next succeeding Business Day and, with respect to payments, such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.
(e)    Except as set forth in the proviso to Section 2.12(a), Administrative Agent shall deem any payment by or on behalf of Company hereunder to them that is not made in same day funds prior to 2:00 p.m. (New York City time) on its due date to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt notice via electronic mail to Company if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate otherwise applicable to such paid amount from the date such amount was due and payable until the date such amount is paid in full.
2.13    Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided herein or in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Revolving Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents, or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than such Lender would be entitled pursuant to this Agreement, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that the recovery of such Aggregate Amounts Due shall be shared by the applicable Lenders in proportion to the Aggregate Amounts Due to them pursuant to this Agreement; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.14    Increased Costs; Capital Adequacy.
(a)    Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.15 (which shall be controlling with respect to the matters covered thereby), in the event that any Affected Party shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Affected Party with any guideline, request or directive issued or made after the date hereof (or with respect to any Lender which becomes a Lender after the date hereof, effective after such date) by any central bank or other Governmental Authority or quasi‑Governmental Authority (whether or not having the force of law): (i) subjects such Affected Party (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Affected Party (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity requirement, compulsory loan, FDIC or other insurance or charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Party; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Affected Party (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Affected Party of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Affected Party (or its applicable lending office) with respect thereto; then, in any such case, if such Affected Party deems such change to be material, Company shall promptly pay to such Affected Party, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Affected Party in its sole discretion shall determine) as may be necessary to compensate such Affected Party for any such increased cost or reduction in amounts received or receivable hereunder and any reasonable expenses related thereto. Such Affected Party shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
(b)    Capital Adequacy Adjustment. In the event that any Affected Party shall have determined in its sole discretion (which determination shall, absent manifest effort, be final and conclusive and binding upon all parties hereto) that (i) the adoption, effectiveness, phase‑in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by any Affected Party (or its applicable lending office) or any company controlling such Affected Party with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Affected Party or any company controlling such Affected Party as a consequence of, or with reference to, such Affected Party’s Loans or Revolving Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Affected Party or such controlling company could have achieved but for such adoption, effectiveness, phase‑in, applicability, change or compliance (taking into consideration the policies of such Affected Party or such controlling company with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Affected Party of the statement referred to in the next sentence, Company shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or such controlling company on an after‑tax basis for such reduction. Such Affected Party shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (i) and (ii) of this Section 2.14 shall apply, without limitation, to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any Governmental Authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended to the date hereof and from time to time hereafter, and any successor statute and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.
(c)    Delay in Requests. Failure or delay on the part of any Affected Party to demand compensation pursuant to the foregoing provisions of this Section 2.14 shall not constitute a waiver of such Affected Party's right to demand such compensation, provided that Company shall not be required to compensate an Affected Party pursuant to the foregoing provisions of this Section 2.14 for any increased costs incurred or reductions suffered more than one hundred twenty (120) days prior to the date that such Affected Party notifies Company of the matters giving rise to such increased costs or reductions and of such Affected Party's intention to claim compensation therefor.
Notwithstanding anything to the contrary in this Section 2.14, with respect to any Affected Party, the Company shall not be required to pay any increased costs under this Section 2.14 if the payment of such increased cost would cause the Company’s all-in cost of borrowing hereunder, for the applicable period to be in excess of the LIBO Rate plus 10%.
2.15    Taxes; Withholding, etc.
(a)    Payments to Be Free and Clear. Subject to Section 2.15(b), all sums payable by Company hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any

Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.
(b)    Withholding of Taxes. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to an Affected Party under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company or the Administrative Agent shall make such deduction or withholding and pay any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Affected Party, as the case may be) on behalf of and in the name of Administrative Agent or such Affected Party; (iii) if such Tax is an Indemnified Tax, the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (and any withholdings imposed on additional amounts payable under this paragraph), such Affected Party receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other Affected Parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
(c)    Indemnification by Company. Company shall indemnify each Affected Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Affected Party or required to be withheld or deducted from a payment to such Affected Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Company by an Affected Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Party, shall be conclusive absent manifest error.
(d)    Evidence of Exemption or Reduced Rate From U.S. Withholding Tax.
(i)    Each Lender and the Administrative Agent that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent it is legally entitled to do so, deliver to Administrative Agent and the Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (A) two original copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable (with appropriate attachments) (or any successor forms), properly completed and duly executed by such the Administrative Agent or such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or the Administrative Agent to establish that the Administrative Agent or such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to any payments to Administrative Agent or such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (B) if such the Administrative Agent or such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8IMY or W‑8ECI pursuant to clause (A) above and is relying on the so called “portfolio interest exception”, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form), properly completed and duly executed by the Administrative Agent or such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or the Administrative Agent to establish that the Administrative Agent or such Lender is not subject, or is eligible for a reduction in the rate of, to deduction or withholding of United States federal income tax with respect to any payments to the Administrative Agent or such Lender of interest payable under any of the Credit Documents. The Administrative Agent and each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.15(d)(i) or Section 2.15(d)(ii) hereby agrees, from time to time after the initial delivery by the Administrative Agent or such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that the Administrative Agent or such Lender shall promptly deliver to Company and the Administrative Agent two new original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8IMY, or W-8ECI, or, if relying on the “portfolio interest exception”, a Certificate Regarding Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form), as the case may be, properly completed and duly executed by the Administrative Agent or such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or Administrative Agent to confirm or establish that the Administrative Agent or such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to payments to the Administrative Agent or such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.
(ii)    Any Lender and the Administrative Agent that is a U.S. Person shall deliver to Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement on the Closing Date or pursuant to an Assignment Agreement (and from time to time thereafter upon the reasonable request of Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is a U.S. Person and exempt from U.S. federal backup withholding tax.

(iii)    If a payment made to the Administrative Agent or a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent or such Lender shall deliver to Company and the Administrative Agent at the time or times reasonably requested by Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Company or the Administrative Agent as may be necessary for Company and the Administrative Agent to comply with their obligations under FATCA and to determine that the Administrative Agent or such Lender has complied with the Administrative Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(d)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(e)    Payment of Other Taxes by the Company. To the extent requested by the Administrative Agent, the Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
2.16    Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Revolving Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.14 and/or Section 2.15, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to 2.14 and/or 2.15 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Revolving Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Revolving Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.16 unless Company agrees to pay all reasonable and incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.
2.17    Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that other than at the direction or request of any regulatory agency or authority, any Lender defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan (in each case, a “Defaulted Loan”), then (a) during any Default

Period with respect to such Defaulting Lender, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and Section 9.4; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); and (c) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.17, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.17. The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.
2.18    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is entitled to receive payments under Section 2.14 and/or Section 2.15, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.4(b), the consent of Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender and, if applicable, each other such Lender hereby irrevocably agrees) to assign its outstanding Revolving Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees identified by Company (each a “Replacement Lender”) in accordance with the provisions of Section 9.5; provided, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender and, if applicable, such other Lenders, an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Terminated

Lender and, if applicable, such other Lenders, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender and, if applicable, such other Lenders, pursuant to Section 2.7; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender and, if applicable, such other Lenders pursuant to Section 2.14 and/or Section 2.15 and any other amounts due to such Terminated Lender and, if applicable, such other Lenders; and (3) in the event such Terminated Lender is an Increased-Cost Lender, such assignment will result in a reduction in any claims for payments under Section 2.14 and/or Section 2.15, as applicable, and (4) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and, if applicable, such other Lenders and the termination of such Terminated Lender’s Revolving Commitments and, if applicable, the Revolving Commitments of such other Lenders, such Terminated Lender and, if applicable, such other Lenders shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender and, if applicable, such other Lenders to indemnification hereunder shall survive as to such Terminated Lender and such other Lenders.
2.19    Intention of Parties. It is the intention of the parties that the Revolving Loans be characterized as indebtedness for federal income tax purposes. The terms of the Revolving Loans shall be interpreted to further this intention and neither the Lenders nor Company will take an inconsistent position on any federal, state or local tax return.
2.20    Increase Option.
As set forth in the definition of “Revolving Commitment”, the aggregate amount of the Revolving Commitments as of the Closing Date is $85,000,000. The Company may, with the consent of Administrative Agent in its sole discretion (which consent may, for avoidance of doubt, be conditioned upon the effectiveness of Joinder Agreement (as defined below)), from time to time elect to increase (“Commitment Increase”) the Revolving Commitment, so long as, after giving effect thereto, the aggregate amount of all such increases does not exceed $150,000,000. Each existing Revolving Lender (if any) shall have the right in its sole discretion (but not the obligation) to provide its Pro Rata Share of such increase within ten (10) Business Days of the Company’s increase election pursuant to this Section 2.20 (each such consenting Lender, an “Increasing Lender”). If one or more of the Revolving Lenders elects not to consent or collectively elects not to commit to fund the full amount of such increase, the Company may arrange for any such increase to be provided by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”); provided that each Augmenting Lender shall be subject to the approval of the Administrative Agent in its sole discretion. No consent of any Lender (other than any Revolving Lender participating in the increase) shall be required for any increase in Revolving Commitments pursuant to this Section and for the avoidance of doubt no increase in the Revolving Commitment of any Revolving Lender shall occur without its written consent. Increased and new Revolving Commitments pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, as applicable, pursuant to a joinder agreement (each, a “Joinder Agreement”) in form and substance reasonably satisfactory to Company, Administrative Agent and such Increasing Lender or Augmenting Lender, as applicable, whereby each such Increasing Lender or Augmenting Lender, as applicable, assumes the rights and obligations of a Revolving Lender hereunder. The Administrative Agent shall notify each Revolving Lender, and the Company shall notify each Revolving Lender, of each increase in Revolving Commitments made pursuant to this Section 2.20. Notwithstanding the foregoing, no increase in the Revolving Commitment shall become effective under this paragraph if on the proposed date of the effectiveness of such increase, an Event of Default has occurred and is continuing or the Payout Period Start Date has occurred. On the effective date of any increase in the Revolving Commitment, each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent determines, for the benefit of the other Revolving Lenders, as being required to cause, after giving effect to such increase and paying such amounts to such other Revolving Lenders, each Revolving Lender’s portion of the outstanding Revolving Loans of all the Revolving Lenders to equal its Pro Rata Share of such outstanding Revolving Loans.
SECTION 3.    CONDITIONS PRECEDENT
3.1    Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 9.4, of the following conditions on or before the Closing Date:
(a)    Credit Documents. The Administrative Agent shall have received copies of each Credit Document, originally executed and delivered by each applicable Person.
(b)    Organizational Documents; Incumbency. The Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by Company and each Guarantor and, to the extent applicable, (x) certified as of the Closing Date or a recent date prior thereto by the appropriate governmental official and (y) certified by its secretary or an assistant secretary or other appropriate officer as of the Closing Date, in each case as being in full force and effect without modification or amendment; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of Company and each Guarantor approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary or other appropriate officer as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of the Company’s and each Guarantor’s jurisdiction of incorporation, organization or formation and, with respect to Company, in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as the Administrative Agent may reasonably request.
(c)    Transaction Costs. The Company shall have paid (or shall have paid substantially concurrently with the consummation of this Agreement) all expenses for which invoices have been presented at least three Business Days prior to the Closing Date.

(d)    Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid security interest in the Collateral subject only to Permitted Liens, Company and each Guarantor shall deliver:
(i)    evidence satisfactory to the Administrative Agent of the compliance by Company and each Guarantor of its respective obligations under the Security Agreement and the other Collateral Documents (including, without limitation, its obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
(ii)    the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of Company and each Guarantor in the jurisdictions specified by Administrative Agent, together with copies of all such filings disclosed by such search, and UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search; and
(iii)    evidence that Company and each Guarantor shall have each taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Administrative Agent or the Collateral Agent.
(e)    Financial Statements. The Administrative Agent shall have received from Company the Historical Financial Statements, which the Administrative Agent acknowledges receipt as of the date hereof.
(f)    Evidence of Insurance. Collateral Agent shall have received a certificate from the Company’s insurance broker, or other evidence satisfactory to the Administrative Agent that all insurance required to be maintained under Section 5.4 is in full force and effect.
(g)    Opinions of Counsel to Company and the Guarantors. The Administrative Agent and counsel to Administrative Agent shall have received executed copies of the customary written opinions of Paul Hastings LLP, counsel for Company and the Guarantors, as to such matters and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and Company hereby instructs such counsel to deliver such opinions to Agents and Lenders).
(h)    Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Company dated as of the Closing Date.
(i)    Closing Date Certificate. Company shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(j)    No Material Adverse Change. Since the date of the Company’s most recently Form 10-Q filed with the U.S. Securities and Exchange Commission, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
(k)    Representations and Warranties True and Correct. On the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case as of such earlier date), the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects, other than those representations and warranties which are qualified by materiality, in which case such representation and warranty shall be true and correct in all respects.
(l)    Beneficial Ownership Certification. At least five (5) days prior to the date of this Agreement, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know your customer” and anti-money laundering Requirements of Law including the Act and, if Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Company.
The Administrative Agent and each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Administrative Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
3.2    Conditions to Each Credit Extension.
(a)    The obligation of each Lender to make any Revolving Loan on any Credit Date, including if applicable the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 9.4, of the following conditions precedent:
(i)    Administrative Agent shall have received a fully executed and delivered Funding Notice together with a Borrowing Base Certificate, evidencing sufficient Revolving Availability with respect to the requested Revolving Loans;
(ii)    both before and after making any Revolving Loans requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Borrowing Base;
(iii)    as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, other than those representations and warranties which are qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects on and as of that Credit Date, except, in each case, to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects, or true and correct in all respects, as the case may be on and as of such earlier date;
(iv)    as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and
(v)    the Payout Period Start Date shall not have occurred.
Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor the Collateral Agent shall be responsible or liable for determining whether any conditions precedent to making a Loan have been satisfied.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, Company represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:
4.1    Organization; Powers; Subsidiaries. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except, in the case of clause (a) (other than with respect to the Company) and clauses (b) and (c) where the failure to have such power and authority or be so qualified or in good standing has not had, and would not reasonably be expected to result in, a Material Adverse Effect. Schedule 4.1 correctly sets forth, as of the Closing Date, (i) the percentage ownership (direct and indirect) of the Company in each class of capital stock or other ownership interests of each of its Subsidiaries and (ii) the jurisdiction of organization of each such Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, all outstanding shares of capital stock or other ownership interests of each Loan Party has been duly authorized and validly issued and is fully paid and non-assessable.
4.2    Due Authorization; Enforceability. The execution, delivery and performance of the Credit Documents to which a Loan Party is a party have been duly authorized by all necessary action of such Loan Party. Each Credit Document to which a Loan Party is a party has been duly executed and delivered by such Loan Party and is enforceable against such Loan Party in accordance with its terms (except as enforcement may be limited by (i) equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally and by equitable principles (regardless of whether enforcement is in equity or law) and (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties).

4.3    No Conflict. The execution, delivery and performance by each Loan Party of the Credit Documents to which it is party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to such Loan Party, any of the Organizational Documents of such Loan Party, or any order, judgment or decree of any court or other Governmental Authority binding on such Loan Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Loan Party; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Loan Party (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties and other Permitted Liens); or (d) except as may have been obtained or made on or prior to the Closing Date (and which remain in full force and effect on the Closing Date), require any approval of stockholders, members or partners or any approval or consent of any Governmental Authority, except, with respect to the foregoing clauses (a), (b) or (d) as would not reasonably be expected to result in a Material Adverse Effect.
4.4    Governmental Consents. The execution, delivery and performance by each Loan Party of the Credit Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date, (b) those that have already been obtained or made and are in full force and effect, or (c) any consents or approvals the failure of which to obtain will not have a Material Adverse Effect.
4.5    Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year‑end adjustments.
4.6    No Material Adverse Effect. Since the date of the audited financial statements of the Company and its Subsidiaries for the Fiscal Year ended 2017, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
4.7    Litigation. There is no claim, suit, litigation, proceeding or investigation (other than counterclaims relating to ordinary course collection actions by or on behalf of Company and the Guarantors) pending against Company or any Guarantor that challenges such Loan Party’s right or power to enter into or perform any of its obligations under the Credit Documents to which it is a party or that would reasonably be expected to result in a Material Adverse Effect. Company is not (a) in violation of any applicable laws in any material respect, or (b) subject to or in default with respect to any judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other Governmental Authority, except as would not reasonably be expected to result in a Material Adverse Effect.

4.8    Payment of Taxes. Except as otherwise permitted under Section 5.3 or to the extent that the failure to so file could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, all material tax returns and reports of Company and the Guarantors required to be filed by it have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company, the Guarantors and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, other than (x) those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP or (y) those taxes the failure to so pay could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
4.9    Title to Assets. As of the Closing Date, neither Company nor any Guarantor have fee interests in any real property assets. Loan Parties have good and marketable title to, or a validly subsisting leasehold interest in, all properties owned or leased by it which are necessary for the conduct of its business, taken as a whole, except minor defects in title that do not materially interfere with the Company’s ability to conduct business or utilize assets for intended purposes. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Liens and would not reasonably expected to result in a Material Adverse Effect.
4.10    Governmental Regulation. Company is not a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.11    Margin Stock. The Company and the Guarantors are not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Revolving Loans made to Company will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
4.12    Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
4.13    Solvency. Company and the Guarantors, taken as a whole, are and, upon the incurrence of any Credit Extension by Company on any date on which this representation and warranty is made, will be, Solvent.
4.14    Compliance with Statutes, etc. To the knowledge of the Company, Company and the Guarantors, taken as a whole, are in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except, in any case, as would not reasonably be expected to result in a Material Adverse Effect.

4.15    Disclosure. No factual information (taken as a whole, and as supplemented from time to time) furnished to Lenders in writing by or on behalf of Company for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or taken as a whole, omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained therein not materially misleading in light of the circumstances in which the same were made, provided, that, projections and pro forma financial information contained in such materials were prepared based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
4.16    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Revolving Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended to the date hereof and from time to time hereafter, and any successor statute.
4.17    Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
SECTION 5.    AFFIRMATIVE COVENANTS
Company covenants and agrees that until the Termination Date, Company shall perform (or cause to be performed, as applicable) all covenants in this Section 5.
5.1    Financial Statements and Other Reports. Unless otherwise provided below, Company or its designee will deliver to the Administrative Agent:
(a)    Quarterly Financial Statements. Within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter) of each Fiscal Year, the consolidated balance sheet of the Company as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Company for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto.
(b)    Annual Financial Statements. Within ninety (90) days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Company as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards).
(c)    Compliance Certificates. Together with each delivery of financial statements of the Company pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate.
(d)    Public Reporting. The obligations in Sections 5.1(a) and (b) may be satisfied by furnishing, at the option of the Company, the applicable financial statements as described above or an Annual Report on Form 10-K or Quarterly Report on Form 10-Q for the Company for any Fiscal Year, as filed with the U.S. Securities and Exchange Commission.
(e)    Collateral Reporting.
(i)    On each Interest Payment Date and at such other times as the Administrative Agent may reasonably request (but such request not to be made more than one time per calendar month or more frequently as agreed upon between the Company and the Administrative Agent) and with each Funding Notice, a Borrowing Base Certificate (calculated as of the close of business of the previous Monthly Period or as of a date no later than three (3) Business Days prior to such request), in form and substance reasonably satisfactory to Administrative Agent. Each Borrowing Base Certificate delivered to Administrative Agent shall bear a signed statement by an Authorized Officer certifying the accuracy and completeness in all material respects of all information included therein as of such date. The execution and delivery of a Borrowing Base Certificate shall in each instance constitute a representation and warranty by Company to Administrative Agent as of such date that each Receivable included therein as an “Eligible Receivable” is, in fact, an Eligible Receivable. For avoidance of doubt, and without derogation of the Company’s obligations hereunder, in the event any request for a Revolving Loan, or a Borrowing Base Certificate or other information required by this Section 5.1(e) is delivered to Administrative Agent by Company electronically or otherwise without signature, such request, or such Borrowing Base Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of Company by an Authorized Officer and constitute a representation to Administrative Agent as to the authenticity thereof. The Administrative Agent shall have the right to review and adjust any such calculation of the Borrowing Base to reflect exclusions from Eligible Receivables or such other matters as are necessary to determine the Borrowing

Base, but in each case only to the extent the Administrative Agent has made a determination in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment. Further, by no later than each Interest Payment Date, the Company shall provide notice to the Administrative Agent (which notice may be by electronic mail) of the occurrence of any Asset Performance Payout Event for the Monthly Period most recently ended.
(ii)    On each Interest Payment Date, the Monthly Servicing Report to Administrative Agent.
(f)    Notice of Default. Promptly, and in any event, within five (5) Business Days, upon an Authorized Officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any notice to Company or taken any other action with respect to any event or condition set forth in Section 7.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, written notice thereof accompanied by a statement of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto.
(g)    Notice of Litigation. Promptly, and in any event, within five (5) Business Days, upon any Authorized Officer of Company obtaining knowledge of any claim, proceeding, litigation or investigation pending against Company or any Guarantor (other than counterclaims relating to ordinary course collection actions by or on behalf of Company and the Guarantors) that would reasonably be expected to have a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters.
(h)    ERISA. Promptly upon any Authorized Officer of Company becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that is reasonably likely to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.
(i)    Projections. Commencing with Fiscal Year beginning January 1, 2019, annual operating budgets and financial projections (including income statements and balance sheets, by quarter) by March 15 of each year for such year.
(j)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent.
(k)    Other Information.
(i)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification; and
(ii)    such material information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent (or a Lender through the Administrative Agent), in each case, which relate to Company’s financial or business condition or the Collateral.
5.2    Existence. Except as otherwise permitted under Section 6.7 or Section 6.8, Company and each Guarantor will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.3    Payment of Taxes. Company will, and shall cause each Guarantor to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, prior to the time when any penalty or fine shall be incurred with respect thereto, except to the extent that the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; provided, no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor.
5.4    Insurance.
(a)    Company shall, and shall cause each Guarantor to, maintain or cause to be maintained, with financially sound and reputable insurers, business interruption insurance, casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self‑insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each Agent and Lender hereby agrees and acknowledges that the insurance maintained by the Company and such Guarantors on the Closing Date satisfies the requirements set forth in this Section 5.4.
(b)    If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Company shall, or shall cause the applicable Guarantors to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and shall otherwise be in form and substance satisfactory to the Administrative Agent and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent including, without limitation, evidence of annual renewals of such insurance.
5.5    Inspections; Compliance Audits.
(a)    At any time during the existence of an Event of Default, and otherwise not more than one time per Fiscal Year, Company will, upon reasonable advance notice by the Administrative Agent, permit or cause to be permitted, as applicable, one or more authorized representatives designated by the Administrative Agent to visit and inspect (a “Compliance Review”) during normal working hours any of the properties of Company to inspect, copy and take extracts from relevant financial and accounting records, and to discuss its affairs, finances and accounts with its senior officers or employees of the Company identified by its senior officers, in all cases subject to applicable Law and the terms of applicable confidentiality agreements (provided, that Company shall not be obligated to provide information relating to such matters solely to the extent the provision of such information would result in a loss of attorney client privilege or other similar privilege or would constitute a conflict of interest); provided, that Company shall not be obligated to pay more than $75,000 in the aggregate during any Fiscal Year in connection with any Compliance Review and inspection; provided, further that such expense reimbursement limitation shall not apply to a Compliance Review conducted during the existence of an Event of Default. In connection with any such Compliance Review, Company will permit any authorized representatives designated by the Administrative Agent to review Company’s form of Receivables Agreements, Underwriting Policies, information processes and controls, and compliance practices and procedures (“Materials”). Such authorized representatives may make written recommendations regarding Company’s compliance with applicable Requirements of Law, and Company shall consult in good faith with the Administrative Agent regarding such recommendations. The Administrative Agent agrees to use a single independent certified public accountants or other third-party provider in connection with any Compliance Review pursuant to this Section 5.5.
(b)    If the Administrative Agent engages any independent certified public accountants or other third-party provider to prepare any report in connection with the Compliance Review, the Administrative Agent shall make such report available to any Lender, upon request, provided, that delivery of any such report may be conditioned on prior receipt by such independent certified public accountants or other third party provider of the acknowledgements and agreements that such independent certified public accountants or third party provider customarily requires of recipients of reports of that kind.
(c)    In connection with a Compliance Review, the Administrative Agent or its designee may contact a Receivables Obligor as reasonably necessary to perform such inspection or Compliance Review, as the case may be, provided, however, such contact shall be made in the name of, and in cooperation with, Company.

5.6    Compliance with Laws. Company shall, and shall cause each Guarantor to, comply with the Requirements of Law, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.7    Further Assurances.
(a)    At any time or from time to time upon the request of any Agent, Company will, and shall cause each Guarantor to, at its respective expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 9.20. In furtherance and not in limitation of the foregoing, Company shall take, and shall cause each Guarantor to take, such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of Company and the other Loan Parties.
(b)    Upon the formation or acquisition of any Specified Domestic Subsidiary by the Company or upon any Subsidiary becoming a Specified Domestic Subsidiary (and, in the case of clause (iv) below, upon the acquisition of any Material Real Property by any Loan Party), within forty-five (45) days after such formation or acquisition or such longer period as may be reasonably acceptable to the Administrative Agent:
(i)    cause any such Specified Domestic Subsidiary to deliver such information as the Administrative Agent may reasonably request for purposes of establishing security interests in the assets of such Specified Domestic Subsidiary;
(ii)    deliver all certificated Capital Stock of such Specified Domestic Subsidiary held by any Loan Party that is Collateral pursuant to the Collateral Documents to the Collateral Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Loan Party and all intercompany notes owing from such Subsidiary to any Loan Party required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party;
(iii)    cause each such Specified Domestic Subsidiary to execute a supplement to the Security Agreement and take all actions reasonably requested by the Administrative Agent or Collateral Agent in order to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Law; and
(iv)    cause any such Specified Domestic Subsidiary or the applicable Loan Party to the extent reasonably requested by the Administrative Agent to duly execute and deliver to the Administrative Agent counterparts of a Mortgage together with other items set for in paragraphs (ii) to (viii) of Schedule 5.7(b)(iv), with respect to any Material Real Property (but in no event prior to sixty (60) days after the Company has given notice of such acquisition to the Administrative Agent or such longer period as may be reasonably acceptable to the Administrative Agent and in no event prior to the Company receiving confirmation from the Administrative Agent that flood insurance due diligence and compliance in accordance with Section 5.4 hereof has been completed).
5.8    Collections.     Company has directed, and agrees to direct payment from each of the Receivables Obligors on account of Eligible Receivables directly to a Controlled Account. Company agrees to (A) promptly deposit all cash dividends or distributions received from an Eligible SPV and (B) to the extent any payments by a Receivables Obligor on account of an Eligible Receivable are not paid directly into a Controlled Account and are otherwise in the Company’s possession or control, promptly (and, except as set forth in the proviso to this paragraph, in no event later than two (2) Business Days following receipt) deposit such payments, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in a Controlled Account, and until they are so deposited to hold such payments in trust for and as the property of the Collateral Agent; provided, however, that with respect to any payment received that does not contain sufficient identification of the account number to which such payment relates or cannot be processed due to an act beyond the control of the Company, such deposit shall be made no later than the second Business Day following the date on which such account number is identified or such payment can be processed, as applicable.
SECTION 6.    NEGATIVE COVENANTS
Company covenants and agrees that, until the Termination Date, Company shall perform (or cause to be performed, as applicable) all covenants in this Section 6.
6.1    Indebtedness. Company shall not, and shall not permit any Guarantor to, create, incur, or assume any Indebtedness, except for Permitted Indebtedness.
6.2    Liens. Company shall not, and shall not permit any Guarantor to, create, incur, or assume any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable and, to the extent required by the second proviso to the definition of Excluded Capital Stock, any Excluded Capital Stock) of Company or such Guarantor, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3    Payments, Etc. of Subordinated Indebtedness. The Company will not, and will not permit any Guarantors to, pay, redeem, purchase, defease or otherwise satisfy in any manner any Subordinated Indebtedness in violation of any subordination terms of any Subordinated Indebtedness, except (i) refinancing of Subordinated Indebtedness in exchange for or with the net cash proceeds of any Permitted Refinancing Indebtedness in respect thereof, (ii) payments consisting of the conversion of any Subordinated Indebtedness to Capital Stock of the Company, (iii) prepayments, redemptions, purchases, defeasances and other payments in respect of Subordinated Indebtedness or Indebtedness that is junior to the Obligations so long as the the Administrative Agent consents in its reasonable discretion, (iv) payments, redemptions, purchases, defeasances and other payments in respect of Subordinated Indebtedness with proceeds from the issuance of Capital Stock of the Company, and (v) as part of an applicable high yield discount obligation catch-up payment; provided, that, no Loan Party shall make any payment to any holder of any Subordinated Indebtedness to the extent and for so long as the holder thereof purports to (or has taken steps to purport to) terminate or limit the applicable subordination agreement.
For purposes of determining compliance with this Section 6.3, in the event that a payment (or portion thereof) meets the criteria of more than one of the categories described in clauses (i) through (iv) above, the Company will be entitled to classify such prepayment on the date of its payment such prepayment (or portion thereof) in any manner that complies with this Section 6.3 and may from time to time reclassify such prepayment (or any portion thereof) in any manner in which such item could be incurred at the time of such reclassification.
6.4    No Further Negative Pledges. Company shall not, and shall not permit any Guarantor to, enter into any Contractual Obligation prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (i) pursuant to the Credit Documents and any Permitted Refinancing Indebtedness in respect thereof, (ii) prohibitions, restrictions and conditions existing on the Closing Date (or any extension, refinancing, replacement or renewal thereof or any amendment or modification thereto that is not, taken as a whole, materially more restrictive (in the good faith determination of the Company) than any such restriction or condition), (iii) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 6.7 with respect to the property subject to such Disposition, (iv) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted SPV Financing, Permitted SPV Sale or Permitted Whole-Sale Loan, (v) agreements or arrangements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Company or any permitted extension, refinancing, replacement or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not, take as a whole, materially more restrictive (in the good faith determination of the Company) than such agreement or arrangement, (vi) prohibitions, restrictions and conditions set forth in Indebtedness permitted by this Agreement so long as such prohibitions, restrictions and conditions are not inconsistent with the provisions and requirements set forth in this Agreement, (vii) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (viii) prohibitions, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the Subsidiaries incurring or guaranteeing such Indebtedness, (ix) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (x) customary provisions in leases restricting the assignment or subletting thereof, (xi) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder, (xii) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xiii) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.2 with respect to the transfer of the property subject thereto, (xiv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (xv) any limitation or prohibition on the disposition or distribution of assets or property in asset sale agreements, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets that are the subject of such agreements and (xvi) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.
6.5    Restricted Junior Payments. Company shall not, and shall not permit any Guarantor to, to pay or make any Restricted Junior Payment except,
(i)    the Company or any Guarantor may declare and pay dividends or other distributions with respect to its Capital Stock payable solely in Capital Stock;
(ii)    any Guarantor may declare and pay dividends or other distributions to another Loan Party;
(iii)    the Company or any Specified Guarantor may make Restricted Junior Payments to present or former officers, directors, consultants or employees (or any affiliates, spouses, former spouses, other Immediate Family Members, successors, executors, administrators, heirs, legatees or distributees thereof) of the Company, such Specified Guarantor and their respective Subsidiaries in an amount not to exceed (A) $2,500,000 in any Fiscal Year, plus (B) all net cash proceeds obtained from any key-man life insurance policies received by the Company, such Specified Guarantor and their respective Subsidiaries during such calendar year, plus (C) 100 percent (100%) of the unused amount in subclause (A) of this clause (iii) in the immediately prior Fiscal Year; provided, that cancellation of Indebtedness owing in connection with a repurchase of Capital Stock of the Company or such Specified Guarantor will not be deemed to constitute a Restricted Junior Payment for purposes of this covenant or any other provision of this Agreement;
(iv)    to the extent constituting Restricted Junior Payments, the Company and the Guarantors may enter into and consummate transactions expressly permitted by any provision of Section 6.6 or 6.8 (other than Section 6.8(iii));
(v)    repurchases of Capital Stock in the Company or any Guarantor deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;
(vi)    the Company may cancel a portion of any equity compensation award in connection with the payment of withholding taxes by the Company and its Subsidiaries thereon on behalf of employees and directors of the Company and its Subsidiaries;
(vii)    the Company may make other Restricted Junior Payments, so long as the Payment Conditions are satisfied;
(viii)    the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of the Company;

(ix)    the Company may distribute rights to holders of the Company’s common stock pursuant to a customary shareholder rights plan and the redemption of such rights for nominal consideration;
(x)    Restricted Junior Payments made with proceeds of issuances of, or capital contributions with respect to, Capital Stock of the Company, to the extent such proceeds were not utilized as the basis for any other (i) Investment, (ii) Restricted Junior Payment or (iii) payment in respect of Subordinated Indebtedness or Indebtedness that is junior to the Obligations, in each case, so long as such Restricted Junior Payments are made within 60 days of receipt of the applicable proceeds;
(xi)    Restricted Junior Payments necessary to finance any Investment permitted to be made pursuant to Section 6.6 or any Specified Disposition; provided that such Restricted Junior Payment shall be made substantially concurrently with the closing of such Investment and any business, assets or Person acquired in connection with such Investment shall be contributed to the Company or a Subsidiary substantially concurrently with the closing of such Investment;
(xii)    Specified Guarantor Restricted Junior Payments; and
(xiii)    so long as no Default or Event of Default is continuing or would result therefrom and the Company is in compliance on a Pro Forma Basis for the most recently ended four fiscal quarter period of the Company for which financial statements have been delivered pursuant to Section 5.1(a) or (b) with the Financial Covenants at the time of such Restricted Junior Payment is made, other Restricted Junior Payments in an amount not to exceed $5,000,000 per Fiscal Year.
For purposes of determining compliance with this covenant, in the event that a Restricted Junior Payment (or portion thereof) meets the criteria of more than one of the categories described in clauses (i) through (xiii) above, the Company will be entitled to classify such Restricted Junior Payment on the date of its payment such Restricted Junior Payment (or portion thereof) in any manner that complies with this Section 6.5 and may from time to time reclassify such Restricted Junior Payment (or portion thereof) in any manner in which such item could be incurred at the time of such reclassification.
The amount of all Restricted Junior Payments (other than cash) shall be the fair market value on the date of such Restricted Junior Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or Guarantor, as the case may be, pursuant to such Restricted Junior Payment. The fair market value of any cash Restricted Junior Payment shall be its face amount, and the fair market value of any non-cash Restricted Junior Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.
6.6    Investments. Company shall not, and shall not permit any Guarantor to, make or own any Investment in any Person, except for the following:
(i)    Investments in Cash and Cash Equivalents;

(ii)    Permitted Acquisitions, including, for the avoidance of doubt, any Investment in any Subsidiary in an amount required to permit such Subsidiary to consummate a Permitted Acquisition, which amount is actually applied by such Subsidiary to consummate such Permitted Acquisition substantially concurrently with the making of such Investment, provided, however, that the aggregate amount of Investments in Subsidiaries pursuant to this clause (ii) and clause (iv)(B) below that are not Loan Parties shall not exceed (A) the greater of $50,000,000 and 5.0% of Consolidated Total Assets for the most recently completed Test Period at the time made, so long as no Event of Default shall exist on the date of and immediately after giving effect to such Investment or (B) such higher amount as consented to by the Administrative Agent;
(iii)    loans or advances to officers, directors, consultants, employees, customers and other Persons in the ordinary course of business, including, without limitation, (a) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (b) in connection with such Person’s purchase of Capital Stock of the Company, and (c) providing loans and other credit products to commercial borrowers;
(iv)    Investments by (A) any Loan Party in any Loan Party; (B) any Loan Party in a Subsidiary that is not a Loan Party, in an amount, with respect to this clause (B) when combined with clause (ii) above, at any time outstanding not to exceed the greater of $50,000,000 and 5.0% of Consolidated Total Assets for the most recently completed Test Period at the time made, so long as no Event of Default shall exist on the date of and immediately after giving effect to such Investment; and (C) any Loan Party in an SPV (including, without limitation, in connection with a Permitted SPV Sale) so long as (1) the Collateral Agent shall have a perfected Lien on the Capital Stock of such SPV and (ii) such SPV satisfies the criteria set forth in clauses (ii)(a) through (ii)(d) of the definition of “Eligible SPV” (regardless of whether such SPV is an Eligible SPV); provided that, in the case of clauses (B) and (C), other than with respect to contributions of any Subsequent LOC Advance and its related security, if following an Event of Default the Company has received written notice from the Administrative Agent instructing the Company to cease such Investments then no such Investment pursuant to clauses (B) and (C) shall be made without the consent of the Administrative Agent in its reasonable discretion;
(v)    (A) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (B) Investments (including debt obligations and Capital Stock) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(vi)    Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any Permitted Asset Sale or Restricted Junior Payments permitted by Section 6.5;
(vii)    (A) Investments existing or contemplated on the Closing Date and set forth on Schedule 6.6 and any modification, replacement, renewal, reinvestment or extension thereof so long as, solely with respect to any modification, replacement, renewal, reinvestment or extension, no Event of Default shall exist on the date of and immediately after giving effect to such modification, replacement, renewal, reinvestment or extension, and (B) Investments existing on the Closing Date by the Company or any Guarantor in the Company or any other Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.6;
(viii)    Investments in hedging or swap agreements described in clause (viii) of the definition of Permitted Indebtedness;
(ix)    Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties;
(x)    Investments in the ordinary course of business consisting of endorsements for collection or deposit;
(xi)    Investments in the ordinary course of business consisting of the licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons;
(xii)    [reserved];
(xiii)    advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;
(xiv)    Investments to the extent that payment for such Investments is made solely with Capital Stock of the Company;
(xv)    Investments held by a Loan Party acquired after the Closing Date or of a corporation merged into the Company or merged or consolidated with a Subsidiary in accordance with Section 6.7 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(xvi)    lease, utility and other similar deposits in the ordinary course of business;
(xvii)    Investments resulting from the creation of a Lien permitted under Section 6.2 and payments in respect of Indebtedness not prohibited by Section 6.5;
(xviii)    equity Investment or an intercompany loan by any Loan Party in any Subsidiary of such Loan Party which is either (A) in the case of equity Investments, required by law to maintain a minimum net capital requirement or (B) in the case of any Investment, as may be otherwise required by applicable law;
(xix)    guarantees permitted by Section 6.1 and other guarantees by (A) any Loan Party of operating leases (other than Capital Leases) or of other obligations that do not constitute

Indebtedness, in each case, entered into by any Subsidiary in the ordinary course of business, (B) Guarantees incurred in respect of customary indemnification and purchase price adjustment obligations of any Loan Party incurred in connection with Dispositions or Acquisitions permitted by this Agreement, and (C) Permitted Guarantees;
(xx)    Investments in Subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning to the extent that no Default or Event of Default shall exist on the date of and immediately after giving effect to the making of such Investment; provided that, after giving effect to any such reorganization, restructuring or activity, neither the guaranties provided by the Guarantors, taken as a whole, nor the security interest of the Collateral Agent in the Collateral, taken as a whole, is materially impaired;
(xxi)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;
(xxii)    any Investment arising from a Specified Disposition or the designation of a Specified Guarantor as an Excluded Subsidiary after the Company delivers any notice described in the proviso of the definition of “Specified Guarantor”; so long as, no Event of Default has occurred and is continuing at the time such Investment was initially made or would result immediately after giving effect to such Investment; and
(xxiii)    other Investments in an aggregate amount at any time outstanding not to exceed the greater of $20,000,000 and 2.0% of Consolidated Total Assets for the most recently completed Test Period at the time made; so long as, no Default or Event of Default has occurred and is continuing at the time such Investment was initially made.
For purposes of covenant compliance with this Section 6.6, the amount of any Investment shall be the aggregate investment at the time such Investment is made, without adjustment for subsequent increases or decreases in the value of such Investment or accrued and unpaid interest or cash dividends thereon, less all dividends or other cash distributions or any other amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment. For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 6.6 (other than Section 6.6(ii)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investment is consummated in reliance on Section 6.6(ii). For purposes of determining compliance with this Section 6.6, in the event that an Investment (or portion thereof) meets the criteria of more than one of the categories described in clauses (i) through (xxiii) above, the Company will be entitled to classify such Investment on the date of its payment (or portion thereof) in any manner that complies with this Section 6.6 and may from time to time reclassify such Investment (or portion thereof) in any manner in which such item could be incurred at the time of such reclassification.
6.7    Fundamental Changes; Disposition of Assets. Company shall not, and shall not permit any Guarantor to, merge or consolidate, or liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution), except for Permitted Restructuring Events, or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of the Collateral, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except for Permitted Asset Sales. To the extent that any Collateral is disposed of as permitted by this Section 6.7 to any Person other than a Loan Party, such Collateral shall be disposed of free and clear of the Liens created by the Credit Documents, which Liens shall be automatically released upon the consummation of such disposition, but which shall attach to the proceeds of such disposition; it being understood that the Collateral Agent shall be authorized to take, and shall take, any actions reasonably requested by any Loan Party in order to effect the foregoing.
6.8    Transactions with Affiliates. Company shall not, and shall not permit any Guarantor to, enter into or permit to exist any transaction in excess of $1,000,000 with any Affiliate of the Company or of any such holder, except for
(i)    the transactions contemplated or permitted by the Credit Documents;
(ii)    any Permitted SPV Sale made in connection with a Permitted SPV Financing (and transactions reasonably related thereto or contemplated therein, including any servicing arrangements);
(iii)    transactions at prices and on terms and conditions substantially as favorable to the Company or such Guarantor (in the good faith determination of the Company) as could reasonably be obtained on an arm’s-length basis from unrelated third parties;
(iv)    transactions between or among the Company and its Subsidiaries that are Guarantors and any entity that becomes a Guarantor as a result of such transaction not involving any other Affiliate;
(v)    the payment of customary compensation, severance and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the boards of directors of the Company or any Guarantor;
(vi)    Investments, Restricted Junior Payments and other payments, contributions and loans permitted under Section 6.1, 6.5 or 6.7 and other transactions not prohibited by Article 6;
(vii)    the transactions pursuant to the agreements set forth in Schedule 6.8 or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect (as determined in good faith by the Company);
(viii)    the payment of Transaction Costs;
(ix)    the issuance of Capital Stock of the Company and the granting of registration or other customary rights in connection therewith;
(x)    the existence of, and the performance by the Company or any Guarantor of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which is set forth on Schedule 6.8, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by the Company or any Guarantor of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.8(x) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Company) than any of such documents and agreements as in effect on the Closing Date;
(xi)    consulting services to joint ventures in the ordinary course of business and any other transactions between or among the Company, its Subsidiaries and joint ventures in the ordinary course of business;
(xii)    transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement; and
(xiii)    the provision of services to directors or officers of the Company or any of its Subsidiaries of the nature provided by the Company or any of its Subsidiaries to customers in the ordinary course of business or transactions substantially similar to those that have been disclosed in the Company’s annual proxy statements filed with the Securities and Exchange Commission.
6.9    Conduct of Business. From and after the Closing Date, Company shall not, and shall not permit any Guarantor to, engage in any material business other than the businesses engaged in by Company and its Subsidiaries on the Closing Date and any business that (i) is the same, similar, ancillary, incidental, or reasonably related to the business in which the Company or any of its Subsidiaries was engaged immediately prior to the Closing Date or (ii) is conducted by any Person acquired pursuant to a Permitted Acquisition and which does not qualify as a “Permitted Business” pursuant to preceding clause (i), so long as (x) such business represents an immaterial portion of the businesses acquired pursuant to such Permitted Acquisition and (y) such business is sold or otherwise disposed of as soon as reasonably practicable following the consummation of such Permitted Acquisition (but, in any event, within one year following such Permitted Acquisition).
6.10    Fiscal Year. Except upon written notice to the Administrative Agent on or before the fifth Business Day following such change, Company shall not change its Fiscal Year-end from December 31st.
6.11    Changes in Underwriting or Other Policies. Company shall provide the Administrative Agent with prior written notice of any change or modification to the Underwriting Policies that would reasonably be expected to be adverse to the Lenders. Without the prior consent of the Requisite Lenders, such consent not to be unreasonably withheld, conditioned or delayed (with any such consent being deemed to be automatically granted by the Requisite Lenders on the fifteenth (15th) calendar day after the Requisite Lenders confirm receipt of notice of the applicable change unless the Requisite Lenders shall have notified the Company in writing that the requested consent is not being provided and its rationale therefor), the Company shall not (a) make any change to the Underwriting Policies that would reasonably be expected to be materially adverse to the Lenders (provided, that any change to the Underwriting Policies which (A) has the effect of modifying the Eligibility Criteria or (B) changes the calculation of the Borrowing Base shall be deemed to be materially adverse to the Lenders for purposes of this Section 6.11) or (b) make any change to the forms of Receivable Agreements used in connection with the origination of Eligible Loans that, in any such case, would reasonably be expected to (i) result in the occurrence of an Event of Default or (ii) materially and adversely affect (x) the amount or timing of payments to be made to the Lenders pursuant to this Agreement or (y) the existence, perfection, priority or enforceability of any security interest in a material amount of the Eligible Receivables taken as a whole or in any material part.
SECTION 7.    EVENTS OF DEFAULT
7.1    Events of Default. If any one or more of the following conditions or events shall occur.
(a)    Failure to Make Payments When Due. Other than with respect to a Borrowing Base Deficiency, failure by Company or any Guarantor to pay (i) when due, the principal on any Revolving Loan whether at stated maturity, by acceleration, in accordance with the required amortization after the Payout Period Start Date or otherwise; (ii) within four (4) Business Days after its due date, any interest on any Revolving Loan or any fee due hereunder; or (iii) within thirty (30) days after its due date, any other amount due hereunder; or
(b)    Default in Other Agreements. (i) Failure of Company or any Guarantor to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness for borrowed money with a principal amount in excess of $1,000,000 (other than Indebtedness referred to in Section 7.1(a)), in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by Company or any Guarantor with respect to any other material term of (1) one or more items of Indebtedness for borrowed money referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness for borrowed money, in each case beyond the grace period, if any, provided therefore, in the case of (i) and (ii) if the holder or holders of that Indebtedness for borrowed money (or a trustee on behalf of such holder or holders), declare that Indebtedness due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
(c)    Breach of Certain Covenants. Failure of Company to perform or comply with any term or condition contained in Section 2.3, Section 5.1(f), Section 5.1(g), Section 5.2 (with respect to any Loan Party), Section 5.7(b), or Section 6; or
(d)    Breach of Representations, etc. Any representation or warranty made or deemed made by Company or a Guarantor in any Credit Document or in any written document or certificate at any time given by Company or a Guarantor in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect, other than any representation, warranty, certification or other written document which is qualified by materiality or “Material Adverse Effect”, in which case, such representation, warranty, certification or other written document shall be true and correct in all respects, in each case, as of the date made or deemed made and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of Company or any Guarantor becoming aware of such default, or (ii) receipt by Company or any Guarantor of notice from the Administrative Agent of such default; or
(e)    Other Defaults Under Credit Documents. Company or a Guarantor shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents (other than the occurrence and continuance of any Asset Performance Payout Event and any other Section referenced in this Section 7.1) and such default shall not have been remedied or waived within thirty (30) days (or, in the case of a default under Section 5.1(e), five (5) Business Days) after the earlier of (i) an Authorized Officer of Company or any Guarantor becoming aware of such default, or (ii) receipt by Company or any Guarantor of notice from Administrative Agent of such default; or
(f)    Breach of Financial Covenants. A breach of any Financial Covenant shall have occurred with respect to any Fiscal Quarter commencing on or after March 31, 2019; or
(g)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any Guarantor in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or a Guarantor under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or a Guarantor, or over all or a substantial part of its respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or a Guarantor for all or a substantial part of its respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or a Guarantor, and any such event described in this clause (ii) shall continue for thirty (30) days without having been dismissed, bonded or discharged; or
(h)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Company or a Guarantor shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; or Company or a Guarantor shall make any assignment for the benefit of creditors; or (ii) Company or a Guarantor shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Company or a Guarantor (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 7.1(h) or in Section 7.1(g); or
(i)    Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,000,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in each case, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against Company, a Guarantor or any of their assets and shall remain unvacated, undischarged or unstayed or unbonded for any period of thirty (30) consecutive days; or
(j)    Dissolution. Except to the extent permitted by Section 6.7, any order, judgment or decree shall be entered against Company or a Guarantor decreeing the dissolution or split up of Company or any Guarantor and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or
(k)    Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect during the term hereof or result in a Lien being imposed on the Collateral; or
(l)    Change of Control. A Change of Control shall occur; or
(m)    Borrowing Base Deficiency. (i) Failure by Company to cure any Borrowing Base Deficiency within four (4) Business Days after the earlier of (i) an Authorized Officer of Company becoming aware of such default, or (ii) receipt by Company of notice from Administrative Agent of such default; or
(n)    Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than in accordance with its terms) or shall be declared null and void by a court of competent jurisdiction or the enforceability thereof shall be impaired in any material respect, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (in each case, other than (A) by reason of a release of Collateral in accordance with the terms hereof or thereof or (B) the satisfaction in full of the Obligations and any other amount due hereunder or any other Credit Document in accordance with the terms hereof); or (ii) any of the Credit Documents for any reason, other than the satisfaction in full of all Obligations and any other amount due hereunder or any other Credit Document (other than contingent indemnification obligations for which demand has not been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void by a court of competent jurisdiction or a party thereto, as the case may be, or the Company or a Guarantor shall repudiate or deny in writing its obligations thereunder or shall contest the validity or enforceability of any Credit Document in writing; or

THEN, upon the occurrence of any Event of Default, the Administrative Agent may, and shall, at the written request of the Requisite Lenders, take any of the following actions: (w) upon notice to the Company, terminate the Revolving Commitments, if any, of each Lender having such Revolving Commitments, (x) upon notice to the Company, declare the unpaid principal amount of and accrued interest on the Revolving Loans and all other Obligations immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company; (y) direct the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents and (z) take any and all other actions and exercise any and all other rights and remedies of the Administrative Agent under the Credit Documents; provided that upon the occurrence of any Event of Default described in Section 7.1(g) or 7.1(h), the unpaid principal amount of and accrued interest on the Revolving Loans and all other Obligations shall immediately become due and payable, and the Revolving Commitments shall automatically and immediately terminate, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company.
SECTION 8.    AGENTS
8.1    Appointment of Agents. Each Revolving Lender hereby authorizes SunTrust Bank to act as Administrative Agent and Collateral Agent to the Revolving Lenders hereunder and under the other Credit Documents and each Revolving Lender hereby authorizes SunTrust Bank, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Agents and Lenders and Company shall not have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent (other than Administrative Agent) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of the Revolving Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries.
8.2    Powers and Duties. Each Lender irrevocably authorizes each Agent (other than Administrative Agent) to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Revolving Lender irrevocably authorizes Administrative Agent to take such action on such Revolving Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each such Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No such Agent shall have, by reason hereof or any of the other Credit

Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any such Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
8.3    General Immunity.
(a)    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of Company to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations or any other amount due hereunder or any other Credit Document, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Revolving Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Revolving Loans or the component amounts thereof.
(b)    Exculpatory Provisions Relating to Agents. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each such Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Administrative Agent or the Requisite Lenders, as applicable (or such other Lenders as may be required to give such instructions under Section 9.4) and, upon receipt of such instructions from the Administrative Agent or Requisite Lenders, as applicable (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each such Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any such Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of

Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.4).
8.4    Agents Entitled to Act as Lender. Any agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Revolving Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.
8.5    Lenders’ Representations, Warranties and Acknowledgment.
(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)    Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
8.6    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
8.7    Successor Administrative Agent and Collateral Agent.
(a)    Administrative Agent.
(i)    Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Revolving Lenders and Company. Upon any such notice of resignation, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Administrative Agent provided, that the appointment of a successor Administrative Agent shall require (so long as no Default or Event of Default has occurred and is continuing) Company’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Administrative Agent, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
(ii)    Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, Company or the Revolving Lenders; provided that Company and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Credit Documents.

(b)    Collateral Agent.
(i)    Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Collateral Agent provided, that the appointment of a successor Collateral Agent shall require (so long as no Default or Event of Default has occurred and is continuing) Company’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. If, however, a successor Collateral Agent is not appointed within sixty (60) days after the giving of notice of resignation, the Collateral Agent may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Collateral Agent and the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent hereunder.
(ii)    Notwithstanding anything herein to the contrary, Collateral Agent may assign its rights and duties as Collateral Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Company and the Lenders may deem and treat such assigning Collateral Agent as Collateral Agent for all purposes hereof, unless and until such assigning Collateral Agent provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Collateral Agent hereunder and under the other Credit Documents.
8.8    Collateral Documents.
(a)    Collateral Agent under Collateral Documents. Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Collateral and the Collateral Documents. Subject to Section 9.4, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section

9.4) have otherwise consented. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, the Agents and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent acting at the written direction of the Administrative Agent (unless otherwise expressly set forth herein or in another Credit Document), and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations or any other amount due hereunder as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.
SECTION 9.    MISCELLANEOUS
9.1    Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to Company, Collateral Agent or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent, provided, however, that Company may deliver, or cause to be delivered, the Borrowing Base Certificate and any financial statements or reports (including the Financial Plan and any collateral performance tests) by electronic mail pursuant to procedures approved by the Administrative Agent until any Agent or Lender notifies Company that it can no longer receive such documents using electronic mail. Any Borrowing Base Certificate or financial statements or reports sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, if available, return electronic mail or other written acknowledgement), provided, that if such document is sent after 5:00 p.m. Eastern Standard time, such document shall be deemed to have been sent at the opening of business on the next Business Day.
9.2    Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) (i) all the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and expenses (including reasonable and customary fees and expenses of counsel to the Administrative Agent of negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and (ii) reasonable and customary fees and expenses of a single counsel to the Lenders in connection with any waivers to the Credit Documents; (b) all the actual, documented out-of-pocket costs and reasonable out-of-pocket expenses of creating, perfecting and enforcing Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket fees, expenses and disbursements of a single counsel for all Lenders; (c) subject to the terms of this Agreement (including any limitations set forth in Section 5.5), all the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers incurred by Administrative Agent; (d) subject to the terms of this Agreement, all the actual, reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (e) subject in all cases to any express limitations set forth in any Credit Document, all other actual, reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Revolving Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of a Default or an Event of Default, all documented, out-of-pocket costs and expenses, including reasonable attorneys’ fees, and costs of settlement, incurred by any Agent or any Lender in enforcing any Obligations of or in collecting any payments due from Company hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.
9.3    Indemnity.
(a)    In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Affected Party and each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE excluding any amounts not otherwise payable by Company under Section 2.15(b)(iii); provided, Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
(b)    To the extent permitted by applicable law, no party hereto shall assert, and all parties hereto hereby waive, any claim against any other parties and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and all parties hereto hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
9.4    Amendments and Waivers.
(a)    Requisite Lenders’ Consent. Subject to Sections 9.4(b) and 9.4(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Company, Administrative Agent and the Requisite Lenders.
(b)    Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender with respect to clauses (iii), (iv) and (vi) through (ix) below) that would be affected thereby, no amendment, modification, termination, or waiver of any provision of the Credit Documents, or consent to any departure by Company therefrom shall be effective if the effect thereof would:
(i)    extend the scheduled final maturity of any Revolving Loan or Revolving Loan Note;
(ii)    waive, reduce or postpone any scheduled repayment (but not prepayment);
(iii)    reduce the rate of interest on any Revolving Loan (other than any waiver of any increase in the interest rate applicable to any Revolving Loan pursuant to Section 2.8) or any fee payable hereunder under any Credit Document;
(iv)    extend the time for payment of any such interest or fees payable under any Credit Document;
(v)    reduce the principal amount of any Revolving Loan;
(vi)    (x) amend the definition of “Borrowing Base” or any component definition thereof or (y) amend, modify, terminate or waive Section 2.10, Section 2.11, Section 2.12 or Section 2.13 or any provision of this Section 9.4(b) or Section 9.4(c);

(vii)    (x) amend the definition of “Requisite Lenders” “Revolving Exposure,” “Committed Lender Pro Rata Share,” “Pro Rata Share,” “Revolving Availability,” “Asset Performance Payout Event,” “Asset Performance Payout Event (Level 1),” “Asset Performance Payout Event (Level 2),” “Payout Period Percentage”, “Payout Period Start Date” or “Revolving Commitment Termination Date” or any definition used therein or (y) waive the occurrence of the Payout Period Start Date; provided, with the consent of Administrative Agent, Company and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date;
(viii)    release all or substantially all of the Collateral except as expressly provided in the Credit Documents; or
(ix)    consent to the assignment or transfer by Company of any of its respective rights and obligations under any Credit Document.
(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Company therefrom, shall:
(i)    increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
(ii)    amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension of the Revolving Lenders without the consent of the Requisite Lenders; or
(iii)    amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent. In the event of any amendment or waiver of this Agreement without the consent of the Collateral Agent, the Company shall promptly deliver a copy of such amendment or waiver to the Collateral Agent upon the execution thereof.
(d)    Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of the Requisite Lenders or any Revolving Lender, execute amendments, modifications, waivers or consents on behalf of the Requisite Lenders or such Revolving Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company. Notwithstanding anything to the contrary contained in this Section 9.4, if the Administrative Agent and Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its sole discretion), in any provision of the Credit Documents, then the Administrative Agent (as applicable, and in its respective capacity thereunder, the Administrative Agent or Collateral Agent) and Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by the Requisite Lenders if the same is not objected to in writing by the Requisite Lenders within five (5) Business Days following receipt of notice thereof.
9.5    Successors and Assigns; Participations.
(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by it without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 8.6, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. Company, Administrative Agent, and Lenders shall deem and treat the Persons listed as Lenders in the Registers as the holders and owners of the corresponding Commitments and Revolving Loans listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Revolving Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Registers as provided in Section 9.5(e). Prior to such recordation, all amounts owed with respect to the applicable Revolving Commitment or Revolving Loan shall be owed to the Lender listed in the Registers as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Registers as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Revolving Loans.
(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Revolving Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Revolving Loan and any related Revolving Commitments) to any Person constituting an Eligible Assignee. Each such assignment pursuant to this Section 9.5(c) (other than an assignment to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee”) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans.

(d)    Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.15(d).
(e)    Notice of Assignment. Upon the Administrative Agent’s receipt and acceptance of a duly executed and completed Assignment Agreement and any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall (i) record the information contained in such notice in the Register, (ii) give prompt notice thereof to Company, and (iii) maintain a copy of such Assignment Agreement.
(f)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Revolving Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Revolving Commitments or Revolving Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Revolving Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.5, the disposition of such Revolving Commitments or Revolving Loans or any interests therein shall at all times remain within its exclusive control).
(g)    Effect of Assignment. Subject to the terms and conditions of this Section 9.5, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.7) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising prior to the effective date of such assignment; (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Revolving Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Revolving Loan Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Revolving Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Revolving Loans of the assignee and/or the assigning Lender.
(h)    Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Company, any of its Subsidiaries or any of its Affiliates or a Direct Competitor) in all or any part of its Revolving Commitments, Revolving Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) except in connection with the exercise of an extension option pursuant to Section 2.21, extend the final scheduled maturity of any Revolving Loan or Revolving Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Revolving Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Revolving Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.14 or 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Sections 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation, unless the sale of the participation to such participant is made with Company’s prior written consent, and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Company (through a Designated Officer) is notified of the participation at the time it is sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.15 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Any Lender that sells such a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in such participation and other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person other than Company (through a Designated Officer), including the identity of any Participant or any information relating to a Participant’s interest or obligations under any Credit Document, except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant

Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Participant Register shall be available for inspection by Company at any reasonable time and from time to time upon reasonable prior notice. Company shall not disclose the identity of any Participant of any Lender or any information relating to such Participant's interest or obligation to any Person, provided that Company may make (1) disclosures of such information to Affiliates of such Lender and to their agents and advisors provided that such Persons are informed of the confidential nature of the information and will be instructed to keep such information confidential, and (2) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, Company shall make reasonable efforts to notify the applicable Lender of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of Company by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.
(i)    Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 9.5 any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Revolving Loans, the other Obligations owed by or to such Lender, and its Revolving Loan Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
9.6    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
9.7    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of Company set forth in Sections 2.14, 2.15, 9.2, 9.3 and 9.9, the agreements of Lenders set forth in Sections 2.13 and 8.6 shall survive the payment of the Revolving Loans and the termination hereof.

9.8    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
9.9    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other Person or against or in payment of any or all of the Obligations or any other amount due hereunder. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
9.10    Severability. In case any provision in or obligation hereunder or any Revolving Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
9.11    Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Revolving Loan Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the Administrative Agent, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Revolving Loan Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of the Administrative Agent.

9.12    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
9.13    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
9.14    CONSENT TO JURISDICTION.
(A)    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND TO ANY PROCESS AGENT APPOINTED BY IT IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.
(B)    COMPANY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 9.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST COMPANY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IF COMPANY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, COMPANY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.14 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS COMPANY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON COMPANY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.
9.15    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM

OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE REVOLVING LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
9.16    Confidentiality. Each Agent and Lender shall hold all non-public information regarding the Company and its Affiliates and their businesses obtained by such Lender or Agent confidential and shall not disclose information of such nature, it being understood and agreed by Company that, in any event, a Lender or Agent may make (a) disclosures of such information to Affiliates of such Lender or Agent and to their agents, auditors, attorneys and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.16) provided that such Persons are informed of the confidential nature of the information and agree to keep, or with respect to the Collateral Agent will be instructed to keep, such information confidential, provided, further that no disclosure shall be made to any Person that is a Direct Competitor or, with respect to the Collateral Agent only, any Person that the Collateral Agent has actual knowledge is a Direct Competitor, (b) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Revolving Loans or any participations therein, provided that such Persons are informed of the confidential nature of the information and agree to keep such information confidential pursuant to a non-disclosure agreement, (c) disclosure to any rating agency when required by it provided that such Persons are informed of the confidential nature of the information and agree to keep, or with respect to the Collateral Agent will be instructed to keep, such information confidential, (d) disclosures required by any applicable statute, law, rule or regulation or requested by any Governmental Authority or representative thereof or by any regulatory body or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, each Lender or Agent shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender or Agent by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, and (e) any other disclosure authorized by the Company in writing in advance. Notwithstanding the foregoing, (i) the foregoing shall not be construed to prohibit the disclosure of any information that is or becomes publicly known or information obtained by a Lender or Agent from sources other than the Company other than as a result of a disclosure by an Agent or Lender in violation of this Section 9.16, and (ii) on or after the Closing Date, the Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements generally describing this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of Company) (collectively, “Trade Announcements”). Company shall not issue any Trade Announcement using the name of any Agent or Lender, or their respective Affiliates or referring to this Agreement or the other Credit Documents, or the transactions contemplated thereunder except (x) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (y) with the prior approval of Administrative Agent (such approval not to be unreasonably withheld).
9.17    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Revolving Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Revolving Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.
9.18    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
9.19    Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
9.20    Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that (i) pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Act and (ii) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ON DECK CAPITAL, INC., as Company

By:    /s/ Kenneth A. Brause
Name:    Kenneth A. Brause
Title:    Chief Financial Officer

SUNTRUST BANK,
as Administrative Agent and Collateral Agent

By:    /s/ Anh Nguyen
Name:    Anh Nguyen
Title:    Vice President

SUNTRUST BANK,
as a Lender

By:    /s/ Anh Nguyen
Name:    Anh Nguyen
Title:    Vice President

SILICON VALLEY BANK,
as a Lender

By:    /s/ Alexander Addario
Name:    Alexander Addario
Title:    Director

M.B. FINANCIALBANK, N.A.,
as a Lender

By:    /s/ Kathy Grele
Name:    Kathy Grele
Title:    SVP, Commercial Banking